SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herbalife Ltd. 2014 Proxy Statement

Annual General Meeting of Shareholders

Our 2014 Annual General Meeting of Shareholders

will be held on Tuesday, April 29, 2014 at 10:30 a.m., Pacific Daylight Time, at:

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual Meeting in person. However, in order to assure your representation at the Annual Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet or by completing, signing and mailing a proxy card or voting instruction card. Please follow the instructions on the enclosed proxy card or voting instruction form. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2014.

Vote by Internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF

2.	Or scan the QR code with your smartphone

3.	Follow the steps outlined on the secure website

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free 24 hours a day / 7 days a week

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683).

2.	Follow the instructions provided by the recorded message.

Herbalife Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Tuesday, April 29, 2014

Time:	10:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 28, 2014

Proxy voting:

All shareholders are cordially invited to attend the Annual Meeting in person. See Part 1 — “Information concerning solicitation and voting” for details on admission requirements to attend the Annual Meeting.

However, to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or, over the Internet or by completing, signing and mailing a proxy card or voting instruction card. Please follow the instructions on the enclosed proxy card or voting instruction form.

Items of business:

1. Elect the five directors named in the Proxy Statement;

2. Advise as to the Company’s executive compensation;

3. Adopt the Herbalife Ltd. 2014 Stock Incentive Plan;

4. Ratify the appointment of the Company’s independent registered public accountants for fiscal 2014; and

5. Act upon such other matters as may properly come before the Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on February 28, 2014 are entitled to notice of and to attend and vote at the Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Virtual meeting:	The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview/HLF.

NOTICE IS HEREBY GIVEN that the 2014 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., a Cayman Islands exempted limited liability company, or the Company, will be held on Tuesday, April 29, 2014 at 10:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

Sincerely,

BRETT R. CHAPMAN

Chief Legal Officer and Corporate Secretary

Los Angeles, California

March 24, 2014

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed below and outlined herein. This Proxy Statement is dated March 24, 2014, and is first being made available to shareholders of the Company on or about March 26, 2014.

Annual Meeting of Shareholders

Date:	Tuesday, April 29, 2014

Time:	10:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 28, 2014

Voting:	Shareholders as of the record date are entitled to vote.

Admission to meeting: Proof of share ownership will be required to enter the Herbalife Ltd. Annual Meeting – see Part 1 – “Information concerning solicitation and voting” for details.

Meeting agenda

1.	Elect the five directors named in the Proxy Statement;

2.	Advise as to the Company’s executive compensation;

3.	Adopt the Herbalife Ltd. 2014 Stock Incentive Plan;

4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2014; and

5.	Act upon such other matters as may properly come before the Meeting.

Voting matters and vote recommendation

Matter	Board vote recommendation
Election of directors	For each director nominee
Advisory vote on executive compensation	For
Adoption of the Herbalife Ltd. 2014 Stock Incentive Plan	For
Ratification of the Company’s independent registered public accountants for fiscal 2014	For

Our Board of Directors unanimously recommends that you vote for each of the director nominees named herein, and for the approval of proposals 2, 3 and 4. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number or over the Internet or by completing, signing and mailing a proxy card or voting instruction card. Please follow the instructions on the enclosed proxy card or voting instruction form. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

i	Proxy summary

Proxy Statement table of contents

Table of contents	ii

Shareholder nominations	58

Shareholder proposals for the 2015 annual general meeting	59

Codes of business conduct and ethics and principles of corporate governance	59

Annual report, financial and additional information	60

Other matters	61

Appendix A

Herbalife Ltd. 2014 Stock Incentive Plan	63

iii	Table of contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Tuesday, April 29, 2014, at 10:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, California, 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on February 28, 2014, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of the Record Date 101,320,167 Common Shares were issued and outstanding and held of record by 695 registered holders.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on matters such as the ratification of the appointment of independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the five nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not affect the outcome of the election. In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote on such matter. In determining the outcome of such proposals, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

Majority vote policy.    Pursuant to our Principles of Corporate Governance, any current member of our Board of Directors that is a nominee in an uncontested election who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee of the Board is then required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board is required to decide whether to accept the resignation and to disclose its decision-making process.

The results of the advisory vote on the Company’s executive compensation are not binding on the Board of Directors.

1	The annual general meeting of shareholders

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, (b) granting a subsequent proxy through the Internet or telephone or (c) if you are a shareholder at the Record Date, by attending the Meeting and voting in person.

Proxy solicitation.    Proxies may be solicited by certain of our directors, officers, and regular employees, without additional compensation, in person, by telephone, facsimile, or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record as of February 28, 2014, authorized proxy holders of such shareholders, and invited guests of the Board may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the meeting, you will need to produce picture identification (such as a valid driver’s license or passport) as well as copy of a form of proxy or voting instruction form or a Notice showing your name and address. If you are an authorized proxy holder of a shareholder of record, in order to attend the meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to Assistant Corporate Secretary, Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015. Your request must be received on or before April 17, 2014 and include a copy of a form of proxy or voting instruction form confirming your appointment as a proxy holder. In your request, please include the address where your admission ticket should be mailed, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code.

Meaning of shareholder of record.    You will only be a shareholder of record if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company will be held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or as to how to vote those shares on your behalf. If your shares are held beneficially and you wish to attend and vote at the meeting in person, you will need to attend as a proxy holder of the shareholder of record.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they will be beneficial shareholders and will not be shareholders of record. If you hold your shares in “street name” you will not be a shareholder of record.

If you wish to enquire as to whether or not you are a shareholder of record, please contact our Assistant Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 —”Annual report, financial and additional information.”

The annual general meeting of shareholders	2

Part 2	The board of directors

Director independence

Our Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Carmona, Christodoro, Cozza, Dunn, Gary, Levitt, Lynn and Nelson and Mmes. Black, Nicholas and Otero is or was independent under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance that are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate

Governance.” The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company that would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing directors had any relationship with the Company that would compromise his or her independence.

Board meetings

The Board of Directors met 15 times during 2013. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on such committees. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All then-current members of the Board attended the 2013 Annual Meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which includes an executive session of non-management directors without the presence of management as well as a session of only the independent directors. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary.

Board leadership

Currently Mr. Johnson serves as our Chairman and CEO. The Board has determined that a board leadership structure featuring a single leader as Chairman and CEO combined with a Lead Director best serves the interests of the Company and its shareholders. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach is appropriate because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management.

In addition, the Board believes this structure is appropriate for the Company as the CEO is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive Board meetings. The unique nature of the Company’s direct selling business model requires that the Chairman and CEO forge a close relationship with, and obtain and maintain the trust of, the Company’s independent members.

3	The board of directors

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director elected for a two year term by the independent directors. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman and CEO is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who may desire to contact the Board independently of the Chairman and CEO. Mr. Bermingham served as Lead Director during 2012 and until February 24, 2013. Mr. Levitt was elected Lead Director effective February 24, 2013. With Mr. Levitt’s Board service coming to an end, the independent directors will elect the next Lead Director prior to the Meeting. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman and CEO on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors;
•	acting as the principal liaison to the Chairman and CEO for the views and any concerns and issues of the independent directors;

•	review development, revisions and implementation of strategic plans and initiatives and facilitating explanation and communication in these areas between the Board and management;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

The board’s role in risk oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk management is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk as to specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business, focusing on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal/compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout our business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in certain areas. In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. The audit committee also handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

The board of directors	4

2013 Director compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2013.

Name	Fees earned or paid in cash ($)	Equity awards (1) ($)	All other compensation		Total ($)
Leroy T. Barnes, Jr.	151,430	110,000	—		261,430
Richard P. Bermingham	143,262	110,000	—		253,262
Carole Black	98,000	110,000	—		208,000
Pedro Cardoso	87,000	110,000	1,362,340	(2)	1,559,340
Dr. Richard Carmona	18,484	110,000	—		128,484
Jonathan Christodoro	55,664	110,000	—		165,664
Keith Cozza	48,063	110,000	—		158,063
Jeffrey T. Dunn	121,500	110,000	—		231,500
Michael J. Levitt	140,471	380,859	—		521,330
Colombe M. Nicholas	99,500	110,000	—		209,500
Maria Otero	5,704	110,000	—		115,704
John Tartol	89,146	110,000	3,044,611	(3)	3,243,757

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation—Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying the valuation of equity awards.

(2)	Amount includes $20,400 in fees for speaking at Herbalife events, $7,200 in gifts and $1,334,740 in compensation under the Company’s Marketing Plan resulting from Mr. Cardoso’s activities as an Herbalife Member.

(3)	Amount includes $87,000 in fees for speaking at Herbalife events, $7,200 in gifts and $2,950,411 in compensation under the Company’s Marketing Plan resulting from Mr. Tartol’s activities as an Herbalife Member.

Each non-management director receives (i) $70,000 per year for services as a director and $5,000 for each Board committee on which the director served, an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee, an additional $10,000 per year for the chair of the compensation committee and an additional $10,000 per year for the chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $2,500 for each audit committee meeting attended either in person or telephonically and (iv) $1,500 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically. Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming twelve consecutive months of service from the date the particular membership or service commences. Cash fees for attending Board or committee meetings are paid in the month following the meeting date. Non-management directors also receive an annual equity grant pursuant to the Company’s Amended and Restated Non-Management Directors Compensation Plan, which is part of the Herbalife Ltd. Amended and Restated 2005 Stock Incentive Plan, in the form of stock-settled stock appreciation rights, or SARs, with a grant date fair value

(as determined for financial reporting purposes) of $110,000 (rounded down to the nearest whole unit).

In 2013, in recognition of the fact that the amount of time and effort required of our Lead Director had increased significantly, the Board increased the compensation payable to our Lead Director by an additional $125,000 per year paid in the form of an award of restricted stock units, or RSUs, that vest on continuation of service as Lead Director in ratable amounts over each quarter over the life of the award. Our Lead Director typically serves for a two-year term and the appointment is reconsidered biannually concurrently with our annual general meeting of shareholders. When Mr. Levitt was appointed our Lead Director on February 24, 2013, his award had a grant date fair value of $270,859, covering his incremental compensation for serving as Lead Director from February 2013 through the Meeting and for the normal two-year term that follows.

The Company has adopted stock ownership guidelines applicable to each non-management director. Specifically, each non-management director is encouraged to hold Common Shares and/or vested equity awards with a value equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. As of the date of this Proxy Statement, all Board members who have served for two or more years are in compliance with our guidelines.

5	The board of directors

The table below summarizes the equity-based awards held by the Company’s non-management directors as of December 31, 2013.

Name	Options/ Stock appreciation rights		Stock unit awards
	Number of securities underlying unexercised options/SARs (#) exercisable	Number of securities underlying unexercised options/SARs (#) un-exercisable	Number of Shares or units of stock that have not vested (#)	Market value of Shares or units of stock that have not vested(1) ($)	Exercise price ($)	Expiration date
Leroy T. Barnes, Jr.	8,824	—			6.82	02/27/2016
Leroy T. Barnes, Jr.	13,064	—			22.94	05/07/2017
Leroy T. Barnes, Jr.	5,452	—			53.29	05/18/2018
Leroy T. Barnes, Jr.	7,503	—			44.79	05/31/2019
Leroy T. Barnes, Jr.	2,263	2,263			79.58	12/19/2020
Richard P. Bermingham	30,000	—			6.82	02/27/2016
Richard P. Bermingham	7,503	—			44.79	05/31/2019
Richard P. Bermingham	2,263	2,263			79.58	12/19/2020
Carole Black	5,452	—			53.29	05/18/2018
Carole Black	7,503	—			44.79	05/31/2019
Carole Black	2,263	2,263			79.58	12/19/2020
Pedro Cardoso	13,064	—			22.94	05/07/2017
Pedro Cardoso	5,452	—			53.29	05/18/2018
Pedro Cardoso	7,503	—			44.79	05/31/2019
Pedro Cardoso	2,263	2,263			79.58	12/19/2020
Richard Carmona	2,263	2,263			79.58	12/19/2020
Jonathan Christodoro	2,263	2,263			79.58	12/19/2020
Keith Cozza	2,263	2,263			79.58	12/19/2020
Maria Otero	2,263	2,263			79.58	12/19/2020
Jeffrey T. Dunn	4,170	—			20.90	11/11/2016
Jeffrey T. Dunn	13,064	—			22.94	05/07/2017
Jeffrey T. Dunn	5,452	—			53.29	05/18/2018
Jeffrey T. Dunn	7,503	—			44.79	05/31/2019
Jeffrey T. Dunn	2,263	2,263			79.58	12/19/2020
Michael J. Levitt	5,452	—			53.29	05/18/2018
Michael J. Levitt	7,503	—			44.79	05/31/2019
Michael J. Levitt	2,263	2,263			79.58	12/19/2020
Michael J. Levitt(1)			5,262	414,119	0.00	02/25/2020
Colombe M. Nicholas	46,824	—			6.82	02/27/2016
Colombe M. Nicholas	13,064	—			22.94	05/07/2017
Colombe M. Nicholas	5,452	—			53.29	05/18/2018
Colombe M. Nicholas	7,503	—			44.79	05/31/2019
Colombe M. Nicholas	2,263	2,263			79.58	12/19/2020
John Tartol	13,064	—			22.94	05/07/2017
John Tartol	5,452	—			53.29	05/18/2018
John Tartol	7,503	—			44.79	05/31/2019
John Tartol	2,263	2,263			79.58	12/19/2020

(1)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2013 of $78.70.

The board of directors	6

Shareholder communications with the board of directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Michael Levitt in his capacity as the Lead Director, may do so by writing to Herbalife Ltd., c/o Assistant Corporate Secretary, 800 W. Olympic Blvd, Suite 406, Los Angeles, CA 90015, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concern relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit committee

During 2013 the audit committee consisted of Messrs. Barnes, Bermingham and Levitt. Each director who served on the audit committee in 2013 is independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham and Levitt is financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. Mr. Barnes currently serves on the audit committee of four public companies. As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that Mr. Barnes’ simultaneous services on the audit committees of more than three public companies would not impair his ability to effectively serve on the Company’s audit committee.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and
•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under Part 7 — ”Annual report, financial and additional information.” In 2013, the audit committee met eleven times.

Nominating and corporate governance committee

During 2013, the nominating and corporate governance committee consisted of Mme. Nicholas and Messrs. Barnes and Dunn. Each director who served on the nominating and corporate governance committee in 2013 is independent as discussed above under “— Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

7	The board of directors

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail below under Part 3 — “Proposal 1: The Election of Directors —Director Qualifications.” Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under Part 7 — “Shareholder nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2013, the nominating and corporate governance committee met six times.

Compensation committee

From January 1, 2013 through July 27, 2013, the compensation committee consisted of Mme. Black and Messrs. Bermingham and Dunn. Since July 27, 2013, the compensation committee has consisted of Mme. Black and Messrs. Bermingham, Christodoro and Dunn. Each director who served on the compensation committee in 2013 is independent as discussed above under “— Director Independence.” The principal duties of the compensation committee are as follows:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short- and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive awards; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the committee believes that the architecture of the Company’s compensation programs provide various safeguards to protect against undue risk-taking.

The board of directors	8

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate

Governance” or in print to any shareholder who requests it as set forth under Part 7 — “Annual report, financial and additional information.” In 2013, the compensation committee met seven times.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2013, Mme. Black and Messrs. Bermingham, Christodoro and Dunn served on the compensation committee of the Board of Directors. During the fiscal year ended December 31,

2013, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

9	The board of directors

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

Our Memorandum and Articles of Association presently provide for not less than one nor more than fifteen directors. The Board of Directors has, by resolution, presently fixed the number of directors at thirteen. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors currently ending in different years. Currently the Board consists of four directors in Class I, four in Class II and five in Class III. The current terms of office of Class I directors end at the Meeting. The current terms of office of Class II and Class III directors end at the Company’s annual general meetings of shareholders in 2015 and 2016, respectively. The term of office of the Class I directors elected at the Meeting will end at the annual general meeting in 2016. Effective in 2016, and pursuant to an amendment to the Memorandum and Articles of Association approved at the 2013 annual general meeting, all Board members will serve one-year terms and these three classes will be consolidated into a single class.

On March 22, 2014, each of Mr. Levitt and Ms. Black informed the Board that they would decline to stand for re-election at the Meeting and Ms. Nicholas informed the Board that she would resign from her Class II directorship effective as of the Meeting. The Board has nominated each of Michael Johnson, John Tartol, Hunter Gary and Jesse Lynn for election as Class I directors to serve two year terms expiring at the 2016 annual general meeting. In addition, the Board has nominated Mr. James L. Nelson as a Class II director to serve the remainder of the term of the directorship vacated by Ms. Nicholas. The nominations of Messrs. Gary, Lynn and Nelson were made pursuant to that certain Amended and Restated Support Agreement, or the Support Agreement, dated March 23, 2014, by and between the Company and Carl C. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc., or collectively, the Icahn Parties. A copy of the Support Agreement was filed by the Company on Form 8-K on March 24, 2014. The Support

Agreement provides that, among other things, the Company will nominate two designees of the Icahn Parties (Messrs. Gary and Lynn) for election to Class I directorships at the Meeting and one designee of the Icahn Parties (Mr. Nelson) to serve the remainder of the term of the Class II directorship being vacated. In consideration of these nominations, the Icahn Parties have agreed to vote their common shares in favor of the Board’s nominees for director at the Meeting and thereafter for so long as any Icahn Party designee is a member of the Board. The Icahn Parties beneficially own approximately 16.8% of our common shares. The Support Agreement also includes standstill and voting provisions applicable to the Icahn Parties’ ownership of Company common shares. The Company did not receive any shareholder nominations for director.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than five. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Proposals to be voted on at the meeting	10

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website, www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee believes that it is essential that Board members represent diverse viewpoints. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the nominating and corporate governance committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described above under Part 2 — “Committees of the board — Nominating and corporate governance committee.”

11	Proposals to be voted on at the meeting

Set forth below is information about the five nominees and the directors whose terms of office continue beyond the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such nominee/director should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MICHAEL O. JOHNSON, JOHN TARTOL, HUNTER C. GARY, JESSE A. LYNN AND JAMES L. NELSON.

Class I nominees

Michael O. Johnson Age 59 Class I Director since 2003

Mr. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Mr. Johnson’s qualifications to serve on our Board include his ten years of experience as our Chief Executive Officer, his six years of experience as our Chairman, and his significant experience in international business matters.

John Tartol Age 62 Class I Director since 2005

Mr. Tartol has been an independent Herbalife Member for 31 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other Herbalife members all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Mr. Tartol’s qualifications to serve on our Board include his 31 years of experience as an Herbalife Member, which brings a first-hand understanding of the function and specific needs of our independent Members, the ultimate drivers of our business, to the Board. His tenure as a Member also provides valuable insight into the Company’s growth and development over the 31-year period.

Proposals to be voted on at the meeting	12

Hunter C. Gary Age 39 Class I Proposed New Director

Hunter C. Gary, age 39, has been a director of Cadus, a company focused on licensing yeast-based and other drug discovery technologies to third parties, since February 2014 and as President and Chief Executive Officer since March, 2014. He has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Voltari Corporation, a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Voltari through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary’s qualifications to serve on our Board include his experience in corporate finance and his experience as a director of various public companies. Mr. Gary was recommended by the Icahn Parties pursuant to the Support Agreement.

Jesse A. Lynn Class I Proposed New Director

Jesse A. Lynn, age 43, has been Assistant General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since September 2004. From February 2000 until September 2004, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law. Mr. Lynn was recommended by the Icahn Parties pursuant to the Support Agreement.

13	Proposals to be voted on at the meeting

Class II Nominee

James L. Nelson Class II Proposed New Director

James L. Nelson has served as a director and member of the audit committee of Icahn Enterprises GP (IEP) since June 2001. Mr. Nelson has served as a director and member of audit committees of the Viskase Companies, Inc. from April 2003 through April 2010, American Entertainment Properties Corp. from May 2005 until November 2007, and Atlantic Coast Entertainment Holdings, Inc. from May 2005 until November 2007. Mr. Nelson has been a director of Tropicana Entertainment Inc. since March 2010 and was a member of the audit committee from March 2010 until December 2013. Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company from 1986 until 2009. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. From April 2008 to November 2012, Mr. Nelson served as a director and as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. From April 2010 through November 2013, Mr. Nelson served as a director and member of the audit committee of Take Two Interactive Software, Inc. a publisher, developer, and distributor of video games and video game peripherals. Since June 2011,. Mr. Nelson has served as a director and member of the compensation, governance and strategic alternatives committees of Voltari Corporation (f/k/a Motricity Inc.) and since January 2012, Chairman of its board of directors. Since May 2013, Mr. Nelson has served as a director of Single Touch Systems, Inc., a mobile media solutions provider. Since November 2013, Mr. Nelson has served as a director of VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, closed-end management investment company. Mr. Nelson brings to his service as a director his significant experience in leadership roles serving as Chief Executive Officer, Director and Chairman of audit committee’s. Mr. Nelson was recommended by the Icahn Parties pursuant to the Support Agreement.

Proposals to be voted on at the meeting	14

Continuing directors

Pedro Cardoso Age 47 Class II Director since 2009

Mr. Cardoso has been an independent Herbalife Member for 22 years and a member of the Company’s Chairman’s Club since 2005. Mr. Cardoso has built a successful organization of Herbalife independent Members in several countries. He has been active in training Herbalife Members around the world, and is a member of various strategy and planning groups for Herbalife. He is also an active volunteer for the Herbalife Family Foundation. Prior to joining Herbalife, Mr. Cardoso served as the Transportation Supervisor of the Avon Company from 1990 to 1992. He received his degree in applied mathematics from the Autonomous University of Lisbon.

Mr. Cardoso’s qualifications to serve on our Board include his 22 years of experience as an Herbalife Member, which brings a first-hand understanding of the function and specific needs of our independent Members, the ultimate drivers of our business, to the Board. His tenure as a Member also provides valuable insight into the Company’s growth and development over the 22-year period.

Jonathan Christodoro Age 37 Class II Director since 2013

Jonathan Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since July 2012. Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital LP, from 2007-2012, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, a privately owned hedge fund sponsor, and at Prentice Capital Management, LP and S.A.C Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, since December 2013; and Talisman Energy Inc., an independent oil and gas exploration and production company, since December 2013; Enzon Pharmaceuticals, Inc., a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013). Carl C. Icahn has a non-controlling interest in Herbalife through the ownership of securities. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

Mr. Christodoro’s qualifications to serve on our Board include his service on other boards as well as his extensive investment, research and investment banking experience in a variety of industries.

15	Proposals to be voted on at the meeting

Keith Cozza Age 35 Class II Director since 2013

Keith Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, since February 2014. Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza served as Controller at Icahn Associates Holding LLC from 2004 to 2006. Prior to that Mr. Cozza was a senior assurance associate at Grant Thornton LLP. Mr. Cozza has been a director of: Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since February 2014; PSC Metals Inc., a metal recycling company, since February 2014; Icahn Enterprises L.P., since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza was previously a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. CVR Refining, Icahn Enterprises, PSC Metals, Tropicana and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Mr. Cozza’s qualifications to serve on our Board include his service on other public company boards as well as his significant corporate, finance, accounting and investment experience.

Leroy T. Barnes, Jr. Age 62 Class III Director since 2004

Mr. Barnes is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche, Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA from Stanford Business School. Mr. Barnes is a member of the boards of directors of Principal Funds, Inc., Principal Variable Contracts, Inc., The McClatchy Company, a newspaper and Internet publisher, and Frontier Communications Corporation, a telecommunications-focused company, and was a member of the board of directors of Longs Drug Stores Corporation from February 2002 through October 2008.

Mr. Barnes’ qualifications to serve on our Board include his past professional financial experience, which provides the Board with valuable knowledge of financial matters, as well as his experience serving on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

Proposals to be voted on at the meeting	16

Richard P. Bermingham Age 74 Class III Director since 2004

Mr. Bermingham is currently retired, and has over 40 years of business experience. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the board of Special Value Expansion Fund, LLC. Additionally, Mr. Bermingham served on the board of Ignite Restaurant Group, Inc. until December 31, 2013, the board of Interactive Health, Inc. until May 2011 and the board of EaglePicher Corp. until 2012. Mr. Bermingham was a certified public accountant and received his Bachelor of Science degree from the University of Colorado.

Mr. Bermingham’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his past professional financial experience, which provides the Board with important knowledge regarding financial reporting rules; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

Dr. Richard Carmona Age 64 Class III Director since 2013

Dr. Carmona has been Vice Chairman of Canyon Ranch, a life-enhancement company, since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health division and president of the nonprofit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is a director of Taser International Healthline Networks, and Clorox.

Dr. Carmona’s qualifications include his extensive experience in public health and clinical sciences. His commitment to prevention as an effective means to improve public health and reduce health care costs brings valuable and significant insight to the Board, and his experience serving on other public company boards adds a depth of knowledge as to best practices in corporate governance.

17	Proposals to be voted on at the meeting

Jeffrey T. Dunn Age 56 Class III Director since 2009

Mr. Dunn has served as the President and Chief Executive Officer of Bolthouse Farms, a premier health and wellness company located in Bakersfield, California, since May 2008. Bolthouse Farms is the North American leader in growing/processing of fresh carrots as well as a growing national brand of super-premium juices and smoothies. From January 2006 through December 2007, Mr. Dunn served as the President and Chief Executive Officer of Ubiquity Brands, Inc., the parent company of Jay Foods, Inc., a Midwestern manufacturer and marketer of snacks, and prior to Ubiquity was the Managing Partner of Grassy Lakes Partners, an investment and consulting firm. From 1985 to 2004, Mr. Dunn held a variety of senior executive positions with The Coca-Cola Company, serving most recently as Executive Vice President, President and Chief Operating Officer of Coca-Cola North America and previously serving as President and Chief Operating Officer of Coca-Cola Americas. Mr. Dunn received his Bacherlor’s degree in business administration from the University of Georgia and his MBA from Pepperdine University. In 2010, Mr. Dunn was appointed to the advisory board of the U.S. Food Day Initiative for the Center for Science in the Public Interest.

Mr. Dunn’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling and manufacturing packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 91 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.

Maria Otero Age 63 Class III Director since 2013

Maria Otero, age 63, currently serves on the Council on Foreign Relations and serves on the boards of Kresge Foundation, Public Welfare Foundation and Development Alternatives Inc. She has chaired the board of Bread for the World, and also served on the boards of the Calvert Foundation, U.S. Institute for Peace, the Inter-American Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID. In 1986, Ms. Otero joined Accion, one of the first micro lending organizations in the world, as country director in Honduras. In 2000, President Clinton appointed Otero to the board of the United States Institute of Peace, where she served for eight years. In 2006 she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. In June 2009, Otero was nominated to serve as undersecretary for Democracy and Global Affairs, which made her the highest ranking Hispanic official at the State Department, and the first Latina undersecretary in its history. On January 17, 2012, Secretary Clinton named Maria Otero as undersecretary for Civilian Security, Democracy, and Human Rights, a newly created office and position at the State Department. During her time at the Department of State, Under Secretary Otero also served as the President’s Special Coordinator for Tibetan Issues. Otero holds an M.A. in literature from the University of Maryland; an M.A. in international relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and an honorary Doctorate of Humane Letters from Dartmouth College.

Ms. Otero’s qualifications include an expansive career focused on empowering those less fortunate around the world, and her leadership, extensive public service and microfinance experience which add a valuable breadth and depth of knowledge to the Board.

Proposals to be voted on at the meeting	18

Proposal 2: Advise as to the Company’s executive compensation

Our executive compensation program is intended to attract, motivate and retain a talented and high-performing executive team to lead the Company’s success selling food, dietary supplements and personal care products that are regulated at varying levels in the markets where we operate through a direct selling business channel. The Company’s executive compensation program is designed to incent and create long-term growth and enhanced value for shareholders and is simple in design. The vast majority of the compensation of the Company’s named executive officers — the officers identified in Part 4 — “Compensation discussion and analysis” — is tied to Company operating and share price performance. Volume Point growth, operating income and earnings per share are used to determine executives’ annual incentive compensation. Long term incentives were provided to our named executive officers in 2013 in the form of an annual grant of SARs that are subject to performance and service criteria. These awards directly align the long-term interests of our executives with those of our shareholders.

The Board of Directors believes the compensation program for our named executive officers was instrumental in helping the Company achieve strong financial performance over the past several years. In 2013, the Company posted strong operating results in a challenging economic environment. These included Volume Point growth of 13% and increases in operating income and diluted earnings per share of 11% and 25%, respectively, as reflected below:

	2009	2010	2011	2012	2013	2013 Growth	5-Year average growth
Volume Points (millions)	2,838	3,233	3,922	4,720	5,337	13%	14%
Operating Income ($, millions)	296.0	387.5	562.3	661.4	735.3	11%	19%
Earnings Per Share ($) (diluted)	1.60	2.32	3.32	3.94	4.91	25%	25%

In addition, the management team accomplished major strategic objectives in 2013 that provided significant support for the Company’s continued growth and success, including:

•	expanding the global roll-out and member acceptance of daily consumption based sales methods;

•	regionalizing our sales and Member support activities to help penetrate deeper into existing markets;

•	launching and executing upon our “build it better” program, resulting in continuous improvement efforts throughout the Company;

•	increasing the Company’s vertical manufacturing capacity and capability for its key products; and

•	improving the number and effectiveness of our product access points and distribution facilities.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in the Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2015 annual general meeting and the Company currently intends to offer shareholders this advisory vote on an annual basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.

19	Proposals to be voted on at the meeting

Proposal 3: Adopt the Herbalife Ltd. 2014 Stock Incentive Plan

On February 13, 2014, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Herbalife Ltd. 2014 Stock Incentive Plan, or the Incentive Plan. The approval by an affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy) is required for adoption.

The Board believes that the adoption of the Incentive Plan is desirable because it will promote and closely align the interests of employees, directors and consultants of the Company and its shareholders by providing the ability for the Company to award stock-based compensation and other performance-based compensation. The Board believes the Incentive Plan promotes the Company’s ability to drive performance, which the Board believes enhances long-term shareholder value; increases employee stock ownership; and enables the Company to attract and retain an outstanding employees, directors and consultants.

The Incentive Plan allows for awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In general, in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” In order for awards under the Incentive Plan to be eligible to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, among other things, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s shareholders. The material terms include (i) the employees eligible to receive compensation under the Incentive Plan, (ii) a description of the business criteria on which any performance goals are based for awards under the Incentive Plan that are intended to be “performance-based compensation” under Section 162(m) of the Code, and (iii) the maximum amount of compensation that can be paid to an employee under the Incentive Plan’s performance goals. Each of these aspects is discussed below, and approval of the Incentive Plan will constitute approval of the material terms of the performance goals.

A maximum of 5,000,000 Common Shares plus (i) any Common Shares that remained available for issuance under the Company’s Prior Plans (as defined below) as of April 29, 2014 and (ii) any Common Shares subject to outstanding awards under any Prior Plans as of April 29, 2014 that after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), subject to adjustments as described below, will be available for grants of awards under the Incentive Plan. As of February 28, 2014, the number of Common Shares that remain available for issuance under the Prior Plans is 1,886,911 and the number of Common Shares subject to outstanding awards is 12,068,274. The Board believes that this number of Common Shares represents a reasonable amount of potential equity dilution in light of the purposes of the Incentive Plan as described above. The 6,886,911 shares available under the Incentive Plan would represent approximately 6.06% of fully diluted Common Shares outstanding as of February 28, 2014. If the Company issues awards in amounts consistent with its three-year average burn rate described below, it is anticipated that the shares available under the Incentive Plan will meet the Company’s needs for at least three years. Assuming the Company’s shareholders approve the Incentive Plan at the Meeting, the Company will file a Registration Statement on Form S-8 to register the Common Shares available for issuance under the Incentive Plan under the Securities Act of 1933, as amended.

The following summary of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the Incentive Plan for more details regarding the operation of the Incentive Plan.

Information regarding grants made under prior plans

The Company has historically granted equity awards under various plans, including most recently the Amended and Restated 2005 Stock Incentive Plan and the 2004 Stock Incentive Plans, which we refer to together as the Prior Plans. If the Incentive Plan is approved by the Company’s shareholders as proposed, no further awards will be made under the Prior Plans.

Information as of February 28, 2014, regarding overhang from awards outstanding under the Prior Plans is summarized in the following table:

Award	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term
Options & SARs	11,878,643	$33.50	5.11 years
Full Value Awards(1)	189,631	Not applicable	Not applicable
Total Overhang	12,068,274	—	—

(1)	Full-value awards are awards other than stock options and SARs.

Proposals to be voted on at the meeting	20

One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the

Company’s three-year average annual burn rate calculated using the methodology of ISS has been 1.63%, which is below the ISS burn rate threshold of 2.77% applied to our industry.

Year	SAR Options Granted(1)	Full- Value Shares (RSUs) Granted	Total Granted(1)(2)	Weighted Average Number of Common Shares Outstanding	Burn Rates(1)
2013	1,175,980	17,026	1,220,247	102,620,000	1.18%
2012	2,109,449	0	2,109,449	112,359,006	1.88%
2011	2,099,845	24,978	2,164,787	117,540,000	1.83%
Three-Year Average	—	—	—	—	1.63%

(1)	Includes SARs classified as “performance” SARs under ISS methodology. There were 863,557 performance SARs granted in 2011, no performance SARs granted in 2012 and 440,735 performance SARs granted in 2013.

(2)	Total Granted calculation is based on the ISS methodology of weighing RSUs more heavily than SARs or stock options, using the 2.6:1 ratio found in our current 2005 Stock Incentive Plan.

Key features of the incentive plan

•

Limitation on shares requested. The maximum number of Common Shares available for grant under the Incentive Plan is 5,000,000 Common Shares, plus any Common Shares that remain available for issuance as of April 29, 2014 under, or are subject to, outstanding awards under the Prior Plans as of April 29, 2014 that after such date are canceled, expired, forfeited or otherwise not issued under the Prior Plans or settled in cash, in each case adjusted as described in the Incentive Plan.

•	Limitation on term of stock option grants. The term of each stock option will not exceed ten years.

•

Fungible share counting formula. Common Shares issued pursuant to stock options and SARs will count against the number of Common Shares available for issuance under the Incentive Plan on a one-for-one basis, whereas each Common Share issued pursuant to all other awards will count against the number of Common Shares available for issuance under the Incentive Plan as 2.13 shares.

•

Limitation on share recycling. Common Shares surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, Common Shares subject to SARs not issued upon net settlement of such awards, and Common Shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Incentive Plan.

•

No repricing or grant of discounted stock options. The Incentive Plan prohibits the repricing of options or SARs either by amending an existing award agreement or by substituting cash or a new award at a lower (or no) purchase price. The Incentive Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of a Common Share on the date of grant.

•

No evergreen provision. There is no “evergreen” feature pursuant to which the Common Shares authorized for issuance under the Incentive Plan can be increased automatically without shareholder approval.

Description of the incentive plan

Eligibility. Our non-employee directors, employees and consultants, and the employees and consultants of our subsidiaries, are eligible to participate in the Incentive Plan. As of February 28, 2014, we had 12 non-employee directors, approximately 7000 employees and several hundred consultants globally that were eligible to participate in the Incentive Plan. As a matter of practice, we limit plan participation among our employees to those that are director-level and above, and dramatically limit the participation of consultants.

Administration. The Incentive Plan will be administered by the compensation committee or such other committee as designated by the Board, or the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (i) one or more subcommittees consisting of one or more directors and/or officers of the Company any of the authority of the Committee under the Incentive Plan or (ii) one or more officers, the right to grant awards in accordance with the terms of the Incentive Plan. The Committee may further designate or delegate to one or more additional officers or employees of the Company or any subsidiary, and/or to one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Incentive Plan and/or of the

21	Proposals to be voted on at the meeting

awards granted under the Incentive Plan. The Committee has broad authority, as stated in the Incentive Plan, to interpret and administer the Incentive Plan and related agreements and documents and to take various other actions with respect thereto.

Common shares available under the Incentive Plan

Subject to adjustment as provided for in the Incentive Plan, the number of Common Shares subject to grants under the Incentive Plan will not exceed in the aggregate:

•	5,000,000 Common Shares,

•	any Common Shares that remained available for issuance under the Prior Plans as of April 29, 2014, and

•

any Common Shares that were subject to outstanding awards under the Prior Plans as of April 29, 2014 that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan or are settled in cash (such Common Shares to be added to the number of Common Shares issuable under the Incentive Plan as one Common Share if such Common Shares were subject to stock options or SARs under the Prior Plans and as 2.13 Common Shares if such Common Shares were subject to awards other than options or SARs under the Prior Plans).

These share authorizations are affected by various provisions in the Incentive Plan, as discussed below under “Share counting” and “Other provisions — Adjustments.” The Common Shares may be authorized and unissued Common Shares or Common Shares that were reacquired by the Company, including Common Shares purchased in the open market, or a combination of the foregoing. After the effective date of the Incentive Plan, no awards may be granted under the Prior Plans, although outstanding awards under the Prior Plans will continue to be administered pursuant to their terms.

Share counting

Under the Incentive Plan, each Common Share that is subject to a stock option or SAR counts against the aggregate Plan limit as one Common Share, and each Common Share that is subject to an award other than a stock option or SAR under the Incentive Plan counts against the aggregate Incentive Plan limit as 2.13 Common Shares. However, for each Common Share subject to an award that is forfeited, expires or is settled for cash (in whole or in part) under the Incentive Plan, one Common Share will be added back to the aggregate Incentive Plan limit for such Common Shares subject to a stock option or SAR, and 2.13 Common Shares will be added back to the aggregate Incentive Plan limit for such Common Shares subject to an award other than a stock option or SAR. The number of Common Shares available for grant under the Incentive Plan will not be increased by the following:

•

any Common Shares tendered by a participant or withheld by the Company in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any stock option or SAR under either the Incentive Plan or the Prior Plans;

•	any Common Shares subject to a SAR granted under either the Incentive Plan or the Prior Plans that is not issued when the SAR is exercised and settled in Common Shares; and

•

any shares of the Company’s common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted either under the Incentive Plan or the Prior Plans.

Common Shares issued as substitution awards (as defined in the Incentive Plan) in connection with any merger with or acquisition of a company will not decrease the number of Common Shares available for grant under the Incentive Plan, but Common Shares subject to substitution awards will not be available for further awards under the Incentive Plan if the substitution awards are forfeited, expire or settled in cash. The Company may use Common Shares under a pre-existing, shareholder-approved plan of a company acquired by the Company for awards under the Incentive Plan, which Common Shares will not decrease the number of Common Shares available for grant under the Incentive Plan, but consistent with NYSE rules such Common Shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of the Company or any subsidiary prior to such acquisition.

Award limitations

Subject to certain adjustments as provided for in the Incentive Plan:

•	No participant may be granted stock options, restricted stock units, performance shares or other share-based awards for more than 2,000,000 Common Shares during any 12-month period.

•

The maximum dollar value that may be earned by any participant for any 12-month performance period (as established by the Committee) with respect to performance awards that are denominated in cash and intended to qualify as “performance-based compensation” under Section 162(m) of the Code is $15,000,000.

As of February 28, 2014, the closing price of a Common Share was $66.61.

Proposals to be voted on at the meeting	22

Section 162(m) of the code

The Incentive Plan is designed to allow the Company to grant awards that satisfy the requirements for the “performance-based compensation” exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Committee believe that it is in the Company’s interests and the interests of the Company’s shareholders to maintain an equity and long-term cash compensation plan under which compensation awards made to the Company’s named executive officers (other than the chief financial officer) can qualify for deductibility for federal income tax purposes based on various performance criteria set forth in the Incentive Plan as described below. Accordingly, the Incentive Plan has been structured in a manner such that awards under it can satisfy the requirements for the “performance-based compensation” exclusion from the deduction limitations under Section 162(m) of the Code. However, the Company cannot guarantee that awards under the Incentive Plan will actually qualify as “performance-based compensation” under Section 162(m) and the Committee may determine to grant awards that do not qualify as performance-based compensation under Section 162(m).

Repricing prohibited

The Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of the Company’s shareholders. However, the foregoing provision does not apply in connection with an adjustment involving a corporate transaction or event as provided in the Incentive Plan.

Types of awards authorized under the incentive plan

Stock options and stock appreciation rights. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or SARs, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, Common Shares, or other awards.

Restricted stock and stock units. The Committee may award restricted stock and restricted stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends or dividend equivalents. The Committee will establish the manner and timing under which restrictions may lapse; provided, however, in general, if the vesting and/or settlement of any restricted stock or stock unit award is based on performance criteria and level of achievement versus such criteria, such award will be subject to a performance period of not less than twelve months, and if the vesting and/or settlement of any restricted stock or stock unit award is based solely upon continued employment and/or the passage of time, such award will not vest or be settled in full prior to the twelfth month following its date of grant, other than in the event of the holder’s death, disability or attainment of retirement status or in the event of a change of control of the Company. The Committee may also use up to 5% of the aggregate number of Common Shares authorized for issuance under the Incentive Plan to grant restricted stock or stock unit awards that are not subject to the minimum vesting conditions described in the preceding sentence. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or stock units and may accrue dividends or dividend equivalents, as applicable, with or without interest, until the award is paid. However, in no event will dividends or dividend equivalents be paid during the performance period with respect to restricted stock or stock unit awards that are subject to performance-based vesting criteria.

Incentive bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. Payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or a participant during a performance period.

Qualifying performance criteria

The Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code provided that the performance criteria for an award or portion of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. The performance criteria for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an

23	Proposals to be voted on at the meeting

absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may provide, at the time an award is granted or at any time during the first 90 days of the applicable performance period (or prior to the expiration of 25% of the performance period if the performance period is less than one year, or at such later time if permitted pursuant to Section 162(m)), that any evaluation of performance under a qualifying performance criteria shall include or exclude any of the following events that occurs during the applicable performance period: (a) the effects of charges for restructurings, discontinued operations, extraordinary items, (b) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (c) the cumulative effect of accounting change, (d) asset write-downs, (e) litigation, claims, judgments, settlements or loss contingencies, (f) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (g) accruals for reorganization and restructuring programs and (h) accruals of any amounts for payment under the Incentive Plan or any other compensation arrangement maintained by the Company.

Other provisions

Limitations on transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, suspend or terminate the Incentive Plan from time to time subject to approval by the Company’s shareholders if required by applicable law, including the rules and regulations of the NYSE. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding Common Shares, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the Incentive Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the limitations on the total amount of restricted stock, stock units, performance awards or other stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Federal income tax consequences

This general discussion of the U.S. federal income tax consequences of stock options and other awards that may be awarded under the Incentive Plan is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Incentive Plan. Different tax rules may apply to specific participants and transactions under the Incentive Plan, particularly in jurisdictions outside the United States. In addition, this discussion does not address other federal or state tax issues that may be implicated by awards that may be granted under the Incentive Plan.

The grant of an option or SAR will create no U.S. federal income tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the Common Shares acquired minus the exercise price. Upon a disposition of Common Shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the Common Shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the Common Shares minus the exercise price. Otherwise, a participant’s disposition of Common Shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the Incentive

Proposals to be voted on at the meeting	24

Plan, including non-qualified options and SARs, generally will result in ordinary income to the participant at the later of the time of delivery of cash, Common Shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, Common Shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SARs, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the Common Shares for the incentive stock option holding periods.

Section 162(m) of the Code generally allows the Company to obtain tax deductions without limit for “performance-based compensation.” The Incentive Plan is designed to permit the grant of options and SARs, and certain awards of stock units and contingent long-term performance awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1.0 million deductibility cap. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change, possibly with retroactive effect. In addition, a number of requirements must be met in order for particular awards to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Incentive Plan will be fully deductible under all circumstances.

Information with respect to securities authorized for issuance under prior plans

The following table sets forth as of December 31, 2013, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under prior plans (excluding securities in column (a))(1)
	(a)	(b)	(c)
Prior Plans (approved by security holders)	7,454,294	33.24	3,692,640
Equity compensation Plans not approved by security holders	—	—	—
Total	7,454,294	33.24	3,692,640

(1)	Includes 1.8 million Common Shares available for future issuance under the shareholder approved Employee Stock Purchase Plan implemented in February 2008.

(2)	Number of securities to be issued upon exercise of SARS was calculated using the closing price of a Common Share on the NYSE on December 31, 2013 of $78.70.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE HERBALIFE LTD 2014 STOCK INCENTIVE PLAN.

25	Proposals to be voted on at the meeting

Proposal 4: Ratification of the appointment of independent registered public accountants

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014. Services provided to the Company and its subsidiaries by PwC in fiscal 2013 and 2012 are described below under “— Fees to independent registered public accountants for fiscal 2012 and 2013.” The circumstances under which PwC in 2013 was first retained as the Company’s independent accountants are described below under “Change in independent accountants.” Additional information regarding the audit committee is set forth in the “Audit committee report.”

The Memorandum and Articles of Association do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accountants. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accountants. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of PwC will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of PwC, the appointment will be reconsidered by the audit committee and the Board of Directors.

Change in independent accountants

As previously disclosed, on April 8, 2013, KPMG notified the Company that KPMG resigned, effective immediately, as the Company’s independent registered public accounting firm. KPMG stated it had concluded it was no longer independent because of the then-alleged insider trading in the Company’s securities by one of KPMG’s former partners who, until April 5, 2013, was the KPMG engagement partner on the Company’s audit. KPMG advised the Company it resigned as the Company’s independent accountant solely due to the impairment of KPMG’s independence resulting from its now former partner’s unlawful activities and not for any reason related to the Company’s financial statements, its accounting practices, the integrity of the Company’s management or for any other reason. As a result of the then-alleged insider trading activity by its now former partner and KPMG’s resulting resignation on April 8, 2013, KPMG notified the Company its independence had been impaired and it had no option but to withdraw its audit reports on the Company’s financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the effectiveness of internal control over financial reporting as of December 31, 2010, 2011 and 2012 and that such reports should no longer be relied upon as a result of KPMG’s lack of independence created by the circumstances described above.

On May 21, 2013, after considering a number of firms, the audit committee engaged PwC to serve as the Company’s new independent registered public accounting firm to audit the Company’s financial statements for its fiscal year ending December 31, 2013 and to re-audit the Company’s financial statements for the fiscal years ended December 31, 2010, 2011 and 2012, including the audit of the Company’s internal control over financial reporting as of December 31, 2012 required by Section 404 of the Sarbanes-Oxley Act of 2002.

None of KPMG’s audit reports on the Company’s financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 or KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2010, 2011 and 2012 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the three fiscal years ended December 31, 2012 and the subsequent interim period through April 8, 2013 were there any (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, or (ii) “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Additionally, during the fiscal years ended December 31, 2011 and 2012, and the subsequent interim period through May 21, 2013, neither the Company, nor anyone on its behalf, consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, in connection with which either a written report or oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either

Proposals to be voted on at the meeting	26

the subject of a “disagreement” as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a “reportable event” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2014.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2013 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•

The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2013 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
•

PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, which have been filed with the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2014.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Leroy T. Barnes, Jr., Chairman

Richard P. Bermingham

Michael J. Levitt

27	Proposals to be voted on at the meeting

Fees to independent registered public accountants for fiscal 2012 and 2013

The following fees were paid to PwC:

	2012	2013
Audit fees (2013 Audit)		$4,911,000	(1)
Audit-fees (2010-2012 re-audit and reviews)		$15,200,000	(2)
Audit-related fees	—	—
Tax fees(3)	$1,722,000	$1,288,000
All other fees(4)	$250,000	$55,000
Total	$1,972,000	$21,454,000

1	Audit fees for 2013 consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

2	See “Change in independent accountants” above.

3	Tax fees were billed for tax compliance and tax guidance.

4	As previously disclosed in the Company’s Current Report on Form 8-K dated May 21, 2013, PwC provided non-audit services prior to PwC being engaged as the Company’s principal accountant. See “Change in independent accountants” above. All other fees consists of routine corporate and administrative legal advisory services, financial statement filing services, payroll and administrative services, secondment services, financial reporting and bookkeeping services.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

Proposals to be voted on at the meeting	28

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2013 executive compensation program as it relates our “named executive officers”, or NEOs:

Michael O. Johnson	Chairman and Chief Executive Officer

Desmond Walsh	President

Richard P. Goudis	Chief Operating Officer

Brett R. Chapman	Chief Legal Officer and Corporate Secretary

John G. DeSimone	Chief Financial Officer

2013 Performance highlights and peer group performance

Since December 2012, our Company has been the victim of a “short” attack intended to drive down our share price through negative publicity. Responding to these misleading attacks has required a significant investment of the time and resources of our management team. Additionally, in April 2013 the Company’s independent public accountant firm resigned due to insider trading in our securities by a partner in that firm who served as engagement partner on the Company‘s audit, resulting in that firm’s withdrawal of its audit opinions for the Company’s 2010, 2011 and 2012 annual financial statements. The effort and resources required to complete the re-audit of those financial statements was extensive. In spite of these unprecedented distractions, in 2013 the Company reported record operating results in a challenging global economic environment. These included Volume Point growth of 13% and increases in operating income and diluted earnings per share of 11% and 25%, respectively, as reflected below.

	2009	2010	2011	2012	2013	2013 Growth	5-Year average growth
Volume Points (millions)	2,838	3,233	3,922	4,720	5,337	13%	14%
Operating Income ($, millions)	296.0	387.5	562.3	661.4	735.3	11%	19%
Earnings Per Share ($) (diluted)	1.60	2.32	3.32	3.94	4.91	25%	25%

At our 2013 annual general meeting, our shareholders expressed strong support for our 2012 executive compensation program, with over 87% of votes cast in favor of the advisory vote proposal. Our 2012 executive compensation program was modeled after our programs in 2011 and in 2010, both of which also received strong support from our shareholders. When designing our 2013 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, our 2010-2012 financial performance and shareholder feedback, and after careful consideration, determined we could make some slight improvements to reflect current business trends in order to improve the design of our executive compensation program for 2013.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk taking, against three performance metrics in a manner that ultimately results in the realized growth of shareholder equity value. Our executives have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points, operating income and earnings per share, or EPS.

Volume Points are point values assigned to each of our products. We assign a Volume Point value to a product when it is first introduced into a market, and that value is unaffected by subsequent exchange rate and price changes. As a result, we believe that Volume Points exhibit

29	Executive compensation

the most accurate available measure of organic growth or decline in the local demand for our products.

Incenting operating income growth ensures that Volume Point growth is achieved on a cost-effective basis and that cost efficiencies and productivity enhancements are achieved throughout the Company. Incenting EPS growth ensures that the favorable contribution from operating income growth is realized within a tax efficient capital structure. Equity awards — that comprise the potential for the most significant income opportunity for our executive officers — directly align our executives’ interests in creating enhanced shareholder value with those of our shareholders.

Our 2013 executive compensation program incorporates an important performance related enhancement intended to ensure the sustainability of our annual achievements in Volume Point, Operating Income and EPS growth, and we expect to retain this enhancement in 2014. As a company that sells nutrition products through the direct selling channel, the success of our Members engaged in product resale, or our sales leaders, is critical to the financial success of our company as a whole. The 2013 annual equity awards issued to our NEOs — and to all of our Section 16 reporting executives — requires that, in order for the awards to vest, the Company must meet the additional performance criteria of achieving sales leader retention levels set by the Committee.

We believe that our 2013 executive compensation program aided in providing the appropriate incentives that led to our shareholder returns in 2013. The Committee reviews the executive compensation program of the “Herbalife Peer Group”, an industry peer group selected with the aid of the Committee’s compensation consultant, when making decisions regarding our executive compensation program. In 2013, these peer companies were within 50% and 200% of our annual revenues, market capitalization, or both. Our industry peer group median revenue of $5.8 billion and market capitalization of $9.1 billion were comparable to ours, particularly after considering our revenue and market capitalization growth rates.

Our one-year, three-year and five-year total shareholder returns in and as of 2013 compare favorably to most members of the Herbalife Peer Group, as reflected below:

Company	12 month revenue as of 12/31/13 ($ millions)	Market capitalization 12/31/13 ($ millions)	1 Year TSR	3 Year TSR (Annualized)	5 Year TSR (Annualized)
Avon Products, Inc.	9,955	7,469	21%	-13%	-3%
Church & Dwight	3,194	9,211	26%	27%	20%
Clorox	5,654	12,046	31%	17%	15%
Dr. Pepper Snapple Group	5,997	9,646	14%	15%	28%
Energizer Holdings	4,387	6,781	38%	15%	16%
The Hershey Company	7,146	21,769	37%	30%	26%
International Flavors & Fragrances	2,953	6,997	32%	18%	26%
Mead Johnson Nutrition	4,201	16,920	29%	12%	N/A
McCormick & Co.	4,123	9,035	11%	16%	19%
Monster Beverage Corp.	2,246	11,306	28%	37%	32%
Nu Skin Enterprises	2,744	8,086	280%	69%	71%
Perrigo	3,795	20,518	48%	35%	37%
J.M. Smucker Company	5,810	10,895	23%	19%	22%
Tupperware Brands	2,672	4,827	52%	29%	37%
Weight Watchers International	1,724	1,857	-36%	-3%	4%
GNC Holdings	2,630	5,494	78%	N/A	N/A
Herbalife Ltd.	4,825	7,972	145%	35%	52%

Executive compensation	30

In addition to financial success, the Company achieved key strategic accomplishments in 2013 that provided significant support for the Company’s continued growth and success. These include:

•	expanding the global roll-out and member acceptance of daily consumption based sales methods;

•	regionalizing our sales and Member support activities to help penetrate deeper into existing markets;

•	launching and executing upon our “build it better” program, resulting in continuous improvement efforts throughout the Company;

•	increasing the Company’s vertical manufacturing capacity and capability for our key products; and

•	improving the number and effectiveness of our product access points and distribution facilities.

Executive summary of our compensation program

Our executive compensation program is designed to attract, motivate and retain a talented and high-performing executive team to lead the Company’s global success selling food, dietary supplements and personal care products that are regulated at varying levels in the 91 markets where we operate through a direct selling business channel. The compensation program accomplishes this in a way that incents and creates long-term growth and enhanced value for our shareholders. The Committee has responsibility for establishing, developing and implementing these programs while ensuring an appropriate level of risk tasking.

Program features

The direct compensation of our NEOs in 2013 consisted of base salary, annual cash incentives, and grants of equity in the form of SARs. Due to the proportion of annual cash incentives and SARs, the vast majority of the total compensation of our NEOs is tied to the Company’s financial and share price performance. In setting target compensation, the Committee focuses on the total compensation opportunity for the executive. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company financial results. For 2013, as reflected in the Summary Compensation Table, 82% of CEO compensation was provided in the form of annual and long-term incentives that are tied to the Company’s top line performance, EPS results and stock price. For the other NEOs as a group, 75.5% of total compensation was similarly comprised of performance-based compensation.

Several key operating performance measures that drive our share value — Volume Point growth, Operating Income and

EPS — are used in the annual incentive plans for our named executive officers. Each of these measures is more fully described in “Annual Incentive Awards — Targets and Award Determination,” below. Long-term incentives granted in 2013 in the form of SARs provide a direct alignment to long-term shareholder interests.

Things we do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture and has led us to sustained profitable growth. These include:

•	tying the vast majority of the income opportunity available to our executives to long term growth in shareholder value;

•	beginning in 2013, incorporating performance criteria relative to the vesting of annual equity awards for all Section 16 officers;

•	making annual incentive awards available only to the extent that key performance targets are met that ensure profitable and efficient business growth;

•

demanding growth in the relevant annual incentive program metrics relative to the expectations of our investors as well as the prevailing growth rates in the Herbalife Peer Group as a prerequisite to the receipt of any annual incentive award;

•	imposing caps on awards payable to each named executive officer under our annual incentive plan;

•	imposing an outside limit on amounts payable to all employees collectively under our annual incentive plan equal to 10% of operating income;

•	imposing an outside limit on the gross amount of bonus awards above targets of 20% of our operating income above budget;

•	the Committee retaining and regularly consulting with an independent compensation advisor;

•	the Committee reviewing current data regarding the Herbalife Peer Group when compensation decisions are made;

•

the scheduling of our annual equity grant effective dates during open trading window periods after the Company has disclosed all material information to the investing public, typically after the annual shareholder meeting;

•	prohibiting pledging, hedging and other types of securities transactions intended to lock in gain on share price appreciation;

•	subjecting our Section 16 officers to compensation “clawbacks” in the event of a financial misstatement per the Company’s clawback policy; and

•	providing limited perquisites that generally reinforce the Company’s strategy and culture of supporting healthy lifestyles.

31	Executive compensation

Things we don’t do

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

•

we do not provide tax gross ups to our NEOs (other than with respect to benefits payable to Mr. Johnson in the event of a change in control, pursuant to provisions that were grandfathered into his current employment agreement);

•	we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance as established by the Committee;

•	we do not re-price or back date equity awards;

•	we do not issue equity awards with below market exercise prices;

•	we do not spring-load, bullet-dodge or otherwise manipulate the effective date of our annual equity grant program; and

•	we do not provide supplemental retirement benefits.

Executive compensation program objectives

As a leader in nutritional products sold through a direct selling distribution channel, generating approximately 80% of our net sales outside the United States, we operate in an environment of challenging regulatory, economic and political uncertainty. Our success depends on the leadership of a highly-talented, adaptive and dedicated executive team. Our compensation program for our NEOs provides highly-competitive rewards to executives who contribute to our annual success in achieving superior growth in revenues and profitability, as well as increasing shareholder returns over time.

The Committee believes that shareholder interests are advanced if the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing its executive compensation program:

•

The program should be designed to attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance shareholders’ interests in a manner consistent with our company value of “operating with integrity”.

•	Compensation opportunities should be highly competitive with the pay practices of companies that operate in highly regulated, global markets and require similar executive skills and capabilities.

•	A meaningful portion of total compensation should be at risk and tied to achievement of annual financial performance goals and improvement in long-term shareholder value.
•	Incentive compensation should provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•	Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•

Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and the Company’s vision, mission and values in mind and to reward them for the successful implementation of our growth strategies.

Compensation advisor

The Committee retained Exequity LLP, or Exequity, through 2013 to assist in evaluating our executive compensation programs and in setting executive officer compensation. Exequity is a nationally recognized compensation consulting firm and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2013, Exequity regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our named executive officers and other executive officers, and proxy statement disclosure. While Exequity regularly consults with management in performing work requested by the Committee, Exequity did not perform any separate services for management.

On February 12th, 2014, the Committee considered the following six factors with respect to Exequity: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees received from the Company by Exequity as a percentage of the total revenue of Exequity; (iii) the policies and procedures of Exequity that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Exequity consultant with a member of the Committee; (v) any stock of the Company owned by the Exequity consultant; and (vi) any business or personal relationship of the Exequity consultant or Exequity, as applicable, with any executive officer of the Company. After considering the foregoing factors, the Committee determined that Exequity was independent and that its work with the Committee for fiscal 2013 has not raised any conflict of interest.

Establishing CEO compensation

The Chair of the Committee, with input from the compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been

Executive compensation	32

established by the Committee, the CEO’s compensation is reviewed and approved by the independent members of the Board.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described below under “— Peer Group”, or the Herbalife Peer Group, and general industry compensation surveys, considers each executive officer’s performance and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions.

Purpose of compensation elements

The compensation and benefits program for our named executive officers consists of and is designed to achieve the following:

Direct pay component	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive in consideration of his job scope, demonstrated sustained performance, capabilities and experience
Annual cash incentives	Reward executives for the achievement of challenging annual financial targets and other operating objectives that should drive growth in shareholder value
Long-term incentives (time and performance-based SARs)	Incentive for executives to make decisions that will enhance shareholder value, rewards executives with participation in the creation of long-term shareholder value and encourages successful executives to remain with the Company
Indirect pay (benefits)
Executive medical & wellness	Promote a healthy, active lifestyle among our executives through an annual health screening evaluation and an allowance for purchase of physical conditioning equipment, services and related resources
Financial planning	Encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe facilitates greater focus on their Company duties
Retirement benefits	Encourage executives to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan
Insurance benefits (life and disability)	Provide a competitive benefit in the event of death or disability of an executive
Severance benefits	Enable each executive to focus his or her full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment
Change in control benefits	Enable executives to focus on shareholder interests when considering strategic alternatives

33	Executive compensation

Base salaries

The Committee reviews base salaries of our NEOs annually. The salaries of all of our NEOs were unchanged for 2013, as compared to 2012.

Executive	2013 Salary
Michael O. Johnson	$1,236,000
Desmond Walsh	$656,000
Richard P. Goudis	$656,000
Brett R. Chapman	$621,500
John G. DeSimone	$556,000

Annual incentive awards & long term incentive program

General

Target annual incentive compensation, and equity grant values, are set as a percentage of each executive’s base salary. In setting target annual and long-term incentive compensation levels, the Committee focuses on the total compensation opportunity for each executive. Variations in compensation among our executive officers reflect differences in the scope and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay vs. base salary increases with the ability of the executive to influence overall Company results. We also monitor the compensation practices of our peers to obtain a general understanding of competitive compensation practices and target metrics.

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets and key operating goals that should create value for our shareholders. The Committee establishes financial performance targets and goals for our incentive plan each year that are consistent with the Company’s 5 year plan and also aligned with public investor expectations and that are competitive with those of the Herbalife Peer Group. The performance measures used for each named executive officer are based on the executive’s primary area of focus and the executive’s ability to affect the Company’s results. The criteria used for 2013 match those used in each of 2009-2012 and consist of targeted EPS which the Committee believes is an important measure of shareholder value creation that aligns the interest of our executives with the expectations of our investors, year-over-year Volume

Point growth, serving as a proxy for sales growth, and targeted Operating Income.

In addition to setting performance targets, the Committee has established two limitations, or guardrails, within the annual incentive plan that can affect the aggregate value of the awards. The first guardrail is the requirement that the aggregate payments made under the annual incentive plan cannot exceed 10% of the Company’s Operating Income for the year. The second guardrail is the requirement that, if performance targets are exceeded, the incremental incentive awards payable to the management team as a whole should not exceed 20% of the incremental Operating Income achieved in excess of targeted Operating Income.

Mr. Johnson’s target and maximum annual incentive as a percentage of his base salary was negotiated and is set forth in his employment agreement. The minimum target annual incentive as a percentage of base salary for each of Messrs. Goudis and Chapman was negotiated and is set forth in each of their respective employment agreements. Subject to those limits, target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Peer Group.

Mr. Johnson’s employment agreement provides for a “base” annual incentive award equal to 3/4 of his total annual incentive opportunity payable to the extent the Company achieves EPS targets set by the Committee. Mr. Johnson’s employment agreement also provides for a supplemental annual incentive award payable in the event of the achievement of an alternative performance target, or APT, equal to 1/4 of his total annual incentive opportunity. The APT incentive allows the Committee a degree of flexibility in incentivizing and rewarding him for the achievement of key strategic, as well as financial, targets. As in each of 2009-2012, Volume Point growth was used in 2013 to determine Mr. Johnson’s APT incentive in order to encourage a keen focus on the top-line growth valued by our investors.

Executive compensation	34

A summary of 2013 annual incentive plan performance measures and weightings in calculating annual incentives is presented in the table below.

Executive	Weight in determining annual incentive
	EPS	Operating Income	Volume Point Growth
Michael O. Johnson, Chairman and Chief Executive Officer	75%		25%
Desmond Walsh, President		70%	30%
Richard P. Goudis, Chief Operating Officer		70%	30%
Brett R. Chapman, Chief Legal Officer & Corporate Secretary	50%	50%
John G. DeSimone, Chief Financial Officer	50%	50%

Targets and award determination

Performance targets are aligned to what we believe to be the expectations of our Board and investors at the time of the annual budget review, typically in October of the preceding year of the relevant performance period. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels. In setting performance targets, the Committee also considers the Company’s 5 year plan, Wall Street analysts’ financial expectations for the Company, and the performance targets of selected companies within the Herbalife Peer Group.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•	EPS is the Company’s reported fully-diluted earnings per share calculated according to U.S. Generally Accepted Accounting Principles.
•

Volume Points are point values assigned to each of our products for use by the Company to determine a Member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates or price changes, are used by management as a proxy for sales trends because, in general, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales, while a decrease in Volume Points in a particular geographic region or country indicates a decrease in our local currency net sales.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses.

The following table shows the performance targets set by the Committee in 2013 and the Company’s performance relative to those targets.

2013 Annual incentive plan performance targets

	Target	2013(1) Results	2013 Results (% of target)
Target
EPS	$4.48	$4.97	111%
Volume Point growth (CEO APT)	8.40%	13.06%	155%
Volume Points (other NEOs)	5.118M	5.339M	104%
Operating income (millions)	$711.8	$736.4	103%

(1)	EPS and Operating Income are presented as adjusted, as discussed below.

35	Executive compensation

Annual incentive awards are payable only if and to the extent EPS, Volume Point growth and/or Operating Income meet and exceed the applicable performance target. Targets are set as part of the annual budget process, and generally require year-over-year growth in line with public investor expectations.

For 2013 Annual Incentive Plan performance purposes, our EPS and Operating Income were calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, specifically excluding (i) the 2013 Venezuelan Bolivar devaluation while adjusting Venezuelan results to the budgeted exchange rate of 10:1 (ii) the costs of re-auditing our 2010-2012 financial statements following KPGM’s withdrawal of its audit opinions and (iii) expenses arising from the Company’s defense against public attacks on its business model.

With the exception of the CEO’s APT bonus opportunity, target-level bonuses are awarded for results between 100% and 102.9% of the applicable target, and bonus awards increase on a prorated basis in steps for results from 103% to 106%. The CEO’s APT bonus is awarded for results equal to or in excess of 100% of the applicable Volume Point growth target in ratable increases following 100% of target achievement. This bonus scale is designed to encourage realistic target setting and prudent risk-taking while simultaneously creating a cap on the potential payout in order to avoid excessive incentive awards as compared to performance. For 2013, annual incentive opportunities as a percentage of base salary were established as follows:

2013 Annual incentive opportunities by executive and target

Performance target achievement — % of target
Executive	Target	100%	103.0%	103.5%	104.0%	104.5%	105.0%	105.5%	106.0%
									Max
Johnson	EPS	112.5%	112.5%	168.8%	191.3%	208.1%	213.8%	219.4%	225%
	APT (volume point growth)	37.5%	56.25%	59.38%	62.5%	65.63%	68.75%	71.88%	75%
Walsh/	Volume point growth	24%	27%	38.4%	42%	44.7%	45.6%	46.5%	48%
Goudis	Operating income	56%	63%	89.6%	98%	104.3%	106.4%	108.5%	112%
Chapman	Operating income	32.5%	36.56%	52%	56.875%	60.53%	61.75%	62.97%	65%
	EPS	32.5%	36.56%	52%	56.875%	60.53%	61.75%	62.97%	65%
DeSimone	Operating income	37.5%	42.19%	60%	65.625%	69.845%	71.25%	72.655%	75%
	EPS	37.5%	42.19%	60%	65.625%	69.845%	71.25%	72.655%	75%

Executive compensation	36

The following table shows the incentive eligible earnings (i.e., 2013 base salary), target and maximum incentive percentages and amounts, and 2013 incentive awards for each named executive officer. All 2013 awards to named executive officers were based solely on the calculated results to target performance levels.

2013 Incentive award calculation

Executive	Salary	Target incentive %	Max incentive %	Actual results — % of target			Award %	Award amount
				EPS(1)	Volume point	Operating income(1)
Michael O. Johnson	$1,236,000
EPS (base) incentive		112.5	225	111	—	—	225	$2,781,000
APT (volume point) incentive		37.5	75	—	155	—	75	$927,000
Total		150.0	300				300	$3,708,000
Desmond J. Walsh and Richard P. Goudis	$656,000
Volume point incentive		24	48	—	104	—	42	$275,520
Operating income incentive		56	112	—	—	103	63	$413,280
Total		80	160				105	$688,800
Brett R. Chapman	$621,500
EPS incentive		32.5	65	111	—		65	$403,975
Operating income incentive		32.5	65	—	—	103	36.57	$227,283
Total							101.57	$631,258
John G. DeSimone	$556,000
EPS incentive		37.5	75	111	—	—	75	$417,000
Operating income incentive		37.5	75	—	—	103	42.19	$234,576
Total							117.19	$651,576

(1)	EPS and Operating Income are presented as adjusted, as discussed above.

Long term incentive awards

The Company’s equity grants are intended to align executive officers’ interests with the interests of shareholders by incenting our executives to make decisions that will enhance long-term shareholder value while rewarding them with the ability to participate in the share price appreciation they create, thereby enabling us to attract, motivate and retain highly qualified individuals for key leadership positions. The Committee also believes that these long-term incentives foster teamwork among the executives as well as long-term executive decision making that is aligned with the interests of the majority of our shareholders. Each year, the Committee determines the form of equity grant. For 2013, the total grant value was made in the form of SARs. SARs provide an opportunity for executives to earn additional compensation only to the extent our share price increases over the share price on the grant date and are less dilutive to our shareholders than stock options, restricted stock units or other full value awards.

To frame our equity grant decisions, immediately prior to the targeted grant date, the Committee established guideline grant values for the named executive officers in consideration of individual performance, scope of job responsibilities, prior equity grants and competitive practices using published information regarding the Herbalife Peer Group compiled by Exequity. Using these guidelines, our Chairman and CEO proposed to the Committee equity grants for each of the named executive officers other than himself. At the same time, the Committee, separately and without the involvement of the Chairman and CEO, evaluated and proposed equity grants for the Chairman and CEO to the independent members of the Board of Directors for their approval. The number of SARs granted is calculated by dividing the grant value by the option value determined in accordance with financial accounting and disclosure rules under ASC Topic 718 “Share Based Payments” using our closing share price on the date of grant.

37	Executive compensation

2013 Long term incentive awards — annual grant program

Executive	SAR grant value	SARs awarded
Michael O. Johnson	$5,000,000	151,331
Desmond J. Walsh	$1,806,000	54,661
Richard P. Goudis	$1,806,000	54,661
Brett R. Chapman	$900,000	27,239
John G. DeSimone	$1,500,000	45,339

In 2013, SARs were granted with an exercise price equal to the closing price of our Common Shares on December 19, the grant date, when the option fair value was $33.04 and our closing share price was $79.58. The SARs awarded to our named executive officers in 2013 vest and become exercisable based upon continued Company service over three years at the rate of 20% in June 2014, 20% in June 2015, and 60% in June 2016, provided that, as explained in more detail below, the Company’s “sales leader” retention rate (Members engaged in the Company’s business opportunity) equals or exceeds 50%. For the first 20% tranche to vest in June 2014, the Company’s sales leader retention rate for fiscal 2013 must equal or exceed 50%, and for the second 20% tranche to vest in June 2015, the Company’s sales leader retention rate for fiscal 2014 must equal or exceed 50%. If either or both of the first two tranches do not vest as scheduled (in June 2014 and/or June 2015, respectively), that tranche or those tranches, and the remaining 60% tranche, will vest in June 2016 to the extent the Company’s average sales leader retention rate from fiscal 2013 through fiscal 2015 equals or exceeds 42%. Any portion of the award that is unvested as of June 2016 will be forfeited.

The Committee set the 50% sales leader retention performance target as an aspirational performance hurdle in light of the Company’s annual sales leader retention rates over fiscal years 2004 — 2011, during which the Company’s median annual sales leader retention rate was approximately 44% and a rate in excess of 45% was achieved only twice.

The following table illustrates the portions of the award that may vest if and to the extent these targeted sales leader retention rates are met.

Mandatory Sales Leader Retention Targets in 2013 NEO SARs
Target	Vesting Amount
FY’13 — 50% or more	20%
FY’14 — 50% or more	20%
FY ’13 — ’15 (3 yr average)
50% or more	100%*
45% — 49.99%	75%*
42% — 44.99%	50%*
Less than 42%	0%

*	Percentages are of the unvested balance of the SAR award as of June 2016.

Vesting the greatest percentage of the award value in the third year of its vesting period further encourages executive retention. Executives may exercise vested SARs at any time while employed at the Company and for 30 days following termination of employment other than for cause, so long as any such exercise is no later than ten years following the date of grant, at which point in time they expire. At exercise, the gains on SARs are settled by issuing Common Shares. We encourage all Section 16

Executive compensation	38

officers to utilize a 10b-5 plan when exercising or selling any Herbalife equity.

Additional details of the 2013 equity awards made to our executives can be found in the tabular disclosure below under “— 2013 Grants of Plan-Based Awards.”

Equity award grant policy

Annual long term incentive grants of SARs were made to our named executive officers on December 19, 2013. It is the Company’s policy to make annual grants to our executive officers as of the third business day following our release of quarterly financial results after our annual shareholder meeting. In 2013, we were compelled to defer this grant date following KPMG’s withdrawal of its audit opinions with respect to our 2010-2012 annual financial statements as a result of insider trading activity by the engagement partner. The final grant date took place in mid-December, two days after the announcement of the completion of our reaudits by PriceWaterhouseCoopers LLP. We also follow a monthly grant approval process where awards are authorized for newly-hired employees, certain selected retention situations, and to newly promoted executives other than our executive officers. The policy provides that the exercise price of stock options and SARs granted to executive officers and other employees will be established as the closing share price on the grant date. All equity awards made to our named executive officers and other executives are made pursuant to our equity grant policy, which was approved by the Committee.

Hedging

Company policy prohibits executives from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Committee has adopted a policy that enables the Committee to clawback incentive compensation earned by our NEOs in periods that subsequently undergo a financial restatement.

Stock ownership guidelines

The Committee believes that named executive officers should be shareholders and maintain significant holdings of Common Shares. Because a significant portion of each named executive officer’s compensation is paid in the form of equity-based incentive compensation awards, the Committee believes that the use of ownership guidelines is an appropriate and beneficial approach to providing additional motivation to act in the long-term best interests of shareholders.

Pursuant to our policy, the CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary. The other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries. As of February 28, 2014, all of our NEOs were in compliance with these guidelines. The Committee reviews progress toward these standards annually.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that Herbalife has a healthy, productive and focused workforce.

In addition, our named executive officers are eligible to participate in the following executive benefits and perquisites:

•	Executive Health Benefits — We value executive health and strive to support a healthy, active lifestyle among our named executive officers by providing the following health-related benefits:

•

Executive Physical — We provide our executives with an annual health screening evaluation. We have arranged services with the Executive Health Department at UCLA, although this program allows executives to use other qualified medical practitioners for the annual health screening. The services are voluntary and confidential. We provide for a reimbursement of up to $2,040 annually for each executive under this program.

•

Executive Wellness — We provide a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning.

•

Financial Planning — We reimburse our named executive officers for financial counseling and tax preparation. Mr. Johnson is eligible for up to $20,000 in reimbursement, while our remaining named executive officers are eligible for up to $15,000 in reimbursement. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe enables executives greater focus on their Company duties.

39	Executive compensation

•

Retirement Benefits — Our named executive officers participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing named executive officers an opportunity to defer compensation to encourage our named executive officers to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $17,500. Employer matching contributions vest 100% after two years of service.

•

Employee Stock Purchase Plan — Our named executive officers are eligible to participate in our broad- based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S. based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•

Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,000,000 to our executives and up to $600,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

•

Long Term Disability — We provide long term disability coverage to all eligible employees in order to provide replacement for lost income due to extended periods of a medical related leave of absence. The benefit after 90 days of disability is 60% of base salary up to a monthly maximum of $25,000. This is a fully insured benefit plan and is not taxable to the employee.

•

Company Purchased Event Tickets — We maintain season tickets at the Staples Center and at the Stub Hub Center in Southern California. Like our other employees, our named executive officers have the opportunity to use tickets not otherwise allocated for Company business purposes.

•

Security — Due to unfounded and misleading attacks on the Company’s business model commencing in 2012, several of our executives have received threats to their and their family’s physical well-being and have been the subject of other harassing and threatening conduct. In 2013, the Company provided our NEOs with security systems at their homes in an attempt to protect them and their families from these violent threats.

Employment and severance agreements

In order to attract highly qualified executives capable of leading the Company, we have previously entered into employment agreements with Mr. Johnson, Chairman and Chief Executive Officer, Mr. Goudis, Chief Operating Officer, and Mr. Chapman, Chief Legal Officer and Corporate Secretary. Those agreements establish the terms and conditions for the employment relationship each executive has with the Company and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions. Only Mr. Johnson’s agreement provides for an excise tax gross-up in the event of the termination of his employment following a change in control of the Company.

The Company has also previously entered into a severance agreement with each of Messrs. Walsh and DeSimone. These agreements contain severance and change in control provisions similar to those found in the employment agreements of Messrs. Goudis and Chapman, as detailed below. Neither agreement provides for an excise tax gross-up.

As a result of these agreements, each of the named executive officers is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company. The Company has provided these benefits to the named executive officers to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreement for each of Messrs. Johnson, Goudis and Chapman and the severance agreement for

Executive compensation	40

each of Messrs. Walsh and Mr. DeSimone specifically details various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The employment agreements and equity compensation awards granted to Messrs. Johnson, Goudis and Chapman contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives.

Please refer to the discussion below under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Tax implications

Section 162(m) of the code

Section 162(m) of the Code, limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Section 280G of the code

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments in connection with a change in control. Mr. Johnson, as part of his employment agreement entered into in March 2008, would be provided with tax gross-up payments in the event any change in control payments that may be payable under his agreement become subject to this excise tax. The Committee believes that the provision of tax gross-up protection is appropriate and necessary for his retention. Please refer to the discussion under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions. The committee will reconsider the appropriateness of the gross-up for Mr. Johnson upon the negotiation of a new employment agreement, if any.

Compensation committee report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Richard P. Bermingham, Chairman

Carole Black

Jonathan Christodoro

Jeffrey T. Dunn

41	Executive compensation

Executive officers of the registrant

Set forth below is certain information as of the date hereof regarding each named executive officer.

Name	Age	Position with the company	Officer since
Michael O. Johnson	59	Chief Executive Officer, Director, and Chairman of the Board	2003
Desmond Walsh	57	President	2006
Richard Goudis	52	Chief Operating Officer	2004
Brett R. Chapman	58	Chief Legal Officer and Corporate Secretary	2003
John G. DeSimone	47	Chief Financial Officer	2009

Michael O. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Before joining the Company Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, and served on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Desmond Walsh is the President of the Company and has held this position since January 2010. Mr. Walsh joined the Company in January 2004 as Senior Vice President, Worldwide Member Sales and was promoted to Executive Vice President for Worldwide Operations and Sales in April 2008. From 2001 to 2004, Mr. Walsh served as the Senior Vice President of the commercial division of DMX Music. Prior to DMX Music, Mr. Walsh spent five years as Vice President and General Manager of Supercomm, Inc., a subsidiary of the Walt Disney Company. Mr. Walsh also previously served in management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven) and at Commtron Corporation, a leading consumer electronics and video distribution company. Mr. Walsh received his Bachelor of Laws degree from the University of London.

Richard Goudis is Chief Operating Officer of the Company and has held this position since January 2010. Mr. Goudis joined the Company in June 2004 as Chief Financial Officer after serving as the Chief Operating Officer, from 1998 to 2001, of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including

General Nutrition Centers, or GNC, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded in 2002. Mr. Goudis also previously worked at Sunbeam Corporation and Pratt & Whitney. Mr. Goudis graduated from the University of Massachusetts with a degree in Accounting and he received his MBA from Nova Southeastern University.

Brett R. Chapman is Chief Legal Officer and Corporate Secretary of the Company and has held these positions since November 2012 and October 2003, respectively. Before joining the Company in October 2003 as General Counsel and Corporate Secretary, Mr. Chapman spent thirteen years at The Walt Disney Company, most recently as its Senior Vice President and Deputy General Counsel, with responsibility for all legal matters relating to Disney’s Media Networks Group, including the ABC Television Network, the company’s cable properties including The Disney Channel and ESPN, and Disney’s radio and internet businesses. Prior to working at The Walt Disney Company, Mr. Chapman was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chapman received his Bachelor of Science and Master of Science in Business Administration from California State University, Northridge and his Juris Doctorate from Southwestern University School of Law.

John G. DeSimone is Chief Financial Officer of the Company and has held this position since January 2010. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Member Operations in December 2008. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory member and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone served as the Controller, Vice President of Finance and Chief Financial Officer of [Rexall Sundown, Inc., a multinational manufacturer and distributor of nutritional supplements and sports nutrition products] that was publicly traded while Mr. DeSimone served as its Controller and Vice President of Finance. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Executive compensation	42

2013 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2013, 2012 and 2011, of the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Michael O. Johnson	2013	1,236,000	—	—	4,999,976	3,708,000	558,236	10,502,212
Chairman and Chief	2012	1,235,769	—	—	4,999,987	3,708,000	357,849	10,301,605
Executive Officer	2011	1,230,000	—	—	19,549,982	3,690,000	100,543	24,570,525
Desmond Walsh	2013	656,000	—	—	1,805,999	688,800	45,678	3,196,477
President	2012	655,769	—	—	1,805,997	1,049,600	54,891	3,566,257
	2011	650,000	—	—	1,252,994	1,040,000	56,151	2,999,145
Richard Goudis	2013	656,000	—	—	1,805,999	688,800	53,805	3,204,604
Chief Operating	2012	655,769	—	—	1,805,997	1,049,600	64,886	3,576,252
Officer	2011	650,000	—	—	1,252,994	1,040,000	71,813	3,014,807
Brett R. Chapman	2013	621,500	—	—	899,977	631,258	53,524	2,206,259
Chief Legal Officer and	2012	621,269	—	—	899,994	615,285	63,471	2,200,019
Corporate Secretary	2011	615,500	—	—	900,007	609,345	60,485	2,185,337
John G. DeSimone	2013	556,000	—	—	1,499,983	651,576	29,869	2,737,428
Chief Financial	2012	551,603	—	—	1,211,994	650,520	47,547	2,461,664
Officer	2011	525,000	—	—	900,007	519,750	43,300	1,988,057

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards — Targets and Award Determination.”

(3)	Individual breakdowns of amounts set forth in “All Other Compensation” for 2013 are as follows:

Name	Deferred compensation plan matching contributions $	Aircraft usage(A) $	Medical and dental insurance $	Financial planning services $	Other benefits (B) $	Total all other compensation $
Michael O. Johnson	26,415	375,637	15,253	20,000	120,931	558,236
Desmond Walsh	13,564	—	5,434	15,000	11,680	45,678
Richard Goudis	9,228	—	15,253	15,000	14,324	53,805
Brett R. Chapman	8,881	—	15,253	15,000	14,390	53,524
John G. DeSimone	4,266	—	15,253	—	10,350	29,869

(A)	To ensure his personal security and to enable him to further Company business while in transit, the Board determined to provide Mr. Johnson with the use of chartered aircraft at the Company’s expense for his personal travel. Mr. Johnson’s spouse and dependent children are also entitled to use Company-provided aircraft when they accompany Mr. Johnson. Amounts recorded represent the incremental out-of-pocket cost paid by the Company for such perquisite.

(B)	“Other Benefits” includes Company contributions with respect to each named executive officer under the Company’s Executive Long-Term Disability Plan, Executive Life Insurance Plan, Executive Health Benefits program and 401(k) Tax-Sheltered Savings Plan. In the case of Mr. Johnson, “Other Benefits” include the premium of $108,581 paid to procure a ten-year fixed premium term life insurance policy as required by his employment agreement.

43	Executive compensation

2013 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2013. For further discussion regarding the grants see “— Compensation Discussion and Analysis —Annual Incentive Awards — Long Term Incentive Awards.”

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All other option awards: number of securities underlying SARs ($)	Exercise or base price of SAR Awards ($/sh)	Grant date fair value of SAR Awards ($)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)
Michael O. Johnson		$1,854,000	$3,708,000
	12/19/2013			75,665	151,331	151,331	79.58	4,999,976
Desmond Walsh		524,800	1,049,600
	12/19/2013			27,330	54,661	54,661	79.58	1,805,999
Richard Goudis		524,800	1,049,600
	12/19/2013			27,330	54,661	54,661	79.58	1,805,999
Brett R. Chapman		403,975	807,950
	12/19/2013			13,619	27,239	27,239	79.58	899,977
John G. DeSimone		417,000	834,000
	12/19/2013			22,669	45,339	45,339	79.58	1,499,983

(1)	All equity grants reflected in this table were made under the Company’s Amended and Restated 2005 Stock Incentive Plan, or the 2005 Plan.

Narrative disclosure to summary

compensation table and grants of

plan-based awards

We have entered into employment agreements with each of Messrs. Johnson, Goudis and Chapman, certain terms of which are summarized below. A more detailed description of payments that would be due to the named executive officers in connection with certain terminations or a change in control of the Company is set forth under “— Potential Payments Upon Termination or Change in Control.”

Michael O. Johnson. We and one of our subsidiaries, Herbalife International of America, Inc., or Herbalife America, entered into an executive employment agreement with Mr. Johnson effective as of March 27,

2008, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chairman and Chief Executive Officer.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,236,000. Mr. Johnson is also eligible to receive an annual cash bonus with a target bonus level of 150% of his annual base salary and a maximum bonus of 300% of his base salary that may become payable based on the achievement of performance targets that are established annually by the Board of Directors. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America.

Richard Goudis. We and Herbalife America have also entered into an amended and restated executive employment agreement with Mr. Goudis effective January 1, 2010 and as amended on December 28, 2010, or the Goudis Employment Agreement. Pursuant to the Goudis Employment Agreement, Mr. Goudis serves as Herbalife America’s Chief Operating Officer. Mr. Goudis’ base salary is $656,000. Pursuant to the Goudis Employment Agreement, should the Company achieve certain financial targets established by the compensation committee, Mr. Goudis shall be entitled to a target bonus of no less than 80% of his annual salary for the year in question. Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives excluding the Chief Executive Officer.

Executive compensation	44

Brett R. Chapman. We and Herbalife America have also entered into an amended and restated executive employment agreement with Mr. Chapman effective as of July 28, 2010 and as amended on December 26, 2010, or the Chapman Employment Agreement. Pursuant to the Chapman Employment Agreement, Mr. Chapman serves as Herbalife America’s Chief Legal Officer and Corporate Secretary. Mr. Chapman’s base salary is $621,500. Pursuant to the Chapman Employment Agreement, should the Company achieve certain financial targets established by the compensation committee, Mr. Chapman shall be entitled to a target bonus of no less than 55% of his annual salary for the year in question. Mr. Chapman is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer.

45	Executive compensation

Outstanding equity awards at 2013 fiscal year-end

The following table sets forth equity awards of the named executive officers outstanding as of December 31, 2013.

Name	Options/SAR awards						Stock awards
	Number of securities underlying unexercised options/ SARs (#) exercisable	Number of securities underlying unexercised options/ SARs (#) un-exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise price ($)	Grant date	Expiration date	Number of shares or units of stock that have not vested(1) (#)
Michael O. Johnson	1,000,000			7.75	12/01/2004	12/01/2014 (2)	33,355 (8)
	250,000			7.50	04/27/2005	04/27/2015 (2)
	280,000			16.40	03/23/2006	03/23/2016 (2)
	290,000			20.13	05/29/2007	05/29/2017 (2)
	240,000			21.57	02/28/2008	02/28/2018 (2)
	727,340			24.32	03/27/2008	03/27/2015 (2),(4)
	792,240			24.32	03/27/2008	03/27/2015 (2),(4)
	240,000			6.82	02/27/2009	02/27/2019 (2)
	166,667	83,333		6.82	02/27/2009	02/27/2019 (5)
	132,416			22.94	05/07/2010	05/07/2020 (2)
	84,259	126,389		53.29	05/18/2011	05/18/2021 (3)
			863,557	57.98	08/04/2011	08/03/2018 (6)
	65,573	262,295		44.79	05/31/2012	05/31/2022 (3)
			151,331	79.58	12/19/2013	12/19/2023 (7)
Desmond Walsh	35,000			16.40	03/23/2006	03/23/2016 (2)	20,014 (9)
	32,236			20.13	05/29/2007	05/29/2017 (2)
	30,000			21.57	02/28/2008	02/28/2018 (2)
	30,000			19.38	06/30/2008	06/30/2018 (2)
	100,000	50,000		6.82	02/27/2009	02/27/2019 (5)
	40,000	80,000		20.67	01/04/2010	01/04/2020 (5)
	66,366			22.94	05/07/2010	05/07/2020 (2)
	23,203	34,806		53.29	05/18/2011	05/18/2021 (3)
	23,685	94,741		44.79	05/31/2012	05/31/2022 (3)
			54,661	79.58	12/19/2013	12/19/2023 (7)
Richard P. Goudis	41,666	41,667		6.82	02/27/2009	02/27/2019 (5)	16,677 (10)
	40,000	80,000		20.67	01/04/2010	01/04/2020 (5)
	53,093			22.94	05/07/2010	05/07/2020 (2)
	23,203	34,806		53.29	05/18/2011	05/18/2021 (3)
	23,685	94,741		44.79	05/31/2012	05/31/2022 (3)
			54,661	79.58	12/19/2013	12/19/2023 (7)
Brett R. Chapman	33,333	33,333		6.82	02/27/2009	02/27/2019 (5)	13,342 (11)
	30,466			22.94	05/07/2010	05/07/2020 (2)
	16,666	25,001		53.29	05/18/2011	05/18/2021 (3)
	11,803	47,213		44.79	05/31/2012	05/31/2022 (3)
			27,239	79.58	12/19/2013	12/19/2023 (7)
John G. DeSimone	25,000	25,000		6.82	02/27/2009	02/27/2019 (5)	10,007 (12)
	26,667	53,333		20.67	01/04/2010	01/04/2020 (5)
	30,466			22.94	05/07/2010	05/07/2020 (2)
	16,666	25,001		53.29	05/18/2011	05/18/2021 (3)
	15,895	63,580		44.79	05/31/2012	05/31/2022 (3)
			45,399	79.58	12/19/2013	12/19/2023 (7)

(1)	The number of shares includes dividend equivalent units that have accrued through December 31, 2013.

(2)	These Options/SARS were fully vested as of December 31, 2013.

(3)	SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date subject to the satisfaction of the performance conditions.

(4)	These SARs were granted to Mr. Johnson in connection with his entry into the Johnson Employment Agreement in March 2008.

(5)	SARs vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(6)

This award is referred to in this Proxy Statement as the 2011 SARs. The number of 2011 SARs that may ultimately vest and become exercisable will be determined by the extent to which the Company meets certain Volume Point performance targets with respect

Executive compensation	46

to fiscal 2014 as determined by the compensation committee. In addition, notwithstanding the Company’s complete or partial achievement of those performance targets, for any of the 2011 SARs to vest, the average closing price of the of the Company’s Common Shares during the month of December 2014 must be at least $69.49. If these targets are met, these 2011 SARs will vest and become exercisable on December 31, 2014, subject to Mr. Johnson’s continued employment as an executive officer of the Company through that date.

(7)	Provided that the applicable sales leader retention performance criteria are met, these SARs vest annually, 20% in June 2014, 20% in June 2015 and 60% in June 2016.

(8)	Consists of 33,355 RSUs that represent the remaining unvested balance of an equity award granted on February 27, 2009. These remaining RSUs will vest on February 27, 2014.

(9)	Consists of 20,014 RSUs that represent the remaining unvested balance of an equity award granted on February 27, 2009. These remaining RSUs will vest on February 27, 2014.

(10)	Consists of 16,677 RSUs that represent the remaining unvested balance of an equity award granted on February 27, 2009. These remaining RSUs will vest on February 27, 2014.

(11)	Consists of 13,342 RSUs that represent the remaining unvested balance of an equity award granted on February 27, 2009. These remaining RSUs will vest on February 27, 2014.

(12)	Consists of 10,007 RSUs that represent the remaining unvested balance of an equity award granted on February 27, 2009. These remaining RSUs will vest on February 27, 2014.

2013 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the named executive officers during the fiscal year ended December 31, 2013.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael O. Johnson	—	—	51,842	2,048,254
Desmond Walsh	—	—	29,202	1,147,125
Richard Goudis	—	—	25,943	1,025,102
Brett R. Chapman	—	—	18,572	726,219
John G. DeSimone	—	—	15,314	604,237

2013 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the named executive officers for the fiscal year ended December 31, 2013 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, or the Senior Executive Plan.

Name	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Michael O. Johnson	49,440	26,415	37,773	—	1,166,864
Desmond Walsh	551,040	13,564	256,614	576,336	1,468,453
Richard Goudis	32,800	9,228	90,338	—	480,425
Brett R. Chapman	21,752	8,881	4,694	—	774,667
John DeSimone	27,800	4,266	62,878	63,987	386,789

(1)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “2013 Summary Compensation Table.”

(2)

The following amounts, which are included in the Aggregate Balances at Last FYE, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $864,495 for Mr. Johnson for the reported years 2003 to

47	Executive compensation

2012; $1,881,788 for Mr. Walsh for the reported years 2008 to 2012; $330,000 for Mr. Goudis for the reported years 2006 to 2012; $115,833 for Mr. Chapman for the reported years 2010 to 2012 and $322,997 for Mr. DeSimone for the reported years 2010 to 2012. Mr. Chapman’s Aggregate Balance at Last FYE also include the value of 7,840 restricted units with deferred settlement dates valued using the closing price of a Common Share on the NYSE on December 31, 2013 of $78.70.

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher. The Senior Executive Plan was amended and restated effective January 1, 2001.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the matching contributions is to be determined by us in our discretion. Effective January 1, 2010, the matching contribution was set to 3.5% of a participant’s annual base salary. Effective January 1, 2013, the matching contribution changed to 3.5% of a participants annual base salary in excess of $255,000 and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2013 based upon the closing price of a Common Share on the NYSE on December 31, 2013 of $78.70, given the named executive officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the named executive officers would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2013 Non-Qualified Deferred Compensation” table.

As of December 31, 2013, the Company had entered into employment agreements with each of Messrs. Johnson, Goudis and Chapman and a severance agreement with each of Messrs. Walsh and DeSimone, each as described in more detail below. In addition to the employment agreements with Messrs. Johnson, Goudis and Chapman, the Company has also entered into award agreements governing the equity-based compensation awards (including stock options, SARs and RSUs) granted to each of Messrs. Johnson, Goudis and Chapman.

Michael O. Johnson

Pursuant to the Johnson Employment Agreement, upon termination of Mr. Johnson’s employment by Herbalife America for Cause, or by Mr. Johnson without Good Reason, each as defined below, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, but not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

Executive compensation	48

For the term of the Johnson Employment Agreement, we provide a ten-year fixed premium term life insurance policy in the amount of $10 million. Mr. Johnson designates both the owner and beneficiary of this policy. After the expiration of the term, Mr. Johnson may elect to continue coverage under such policy at his own cost.

If Mr. Johnson dies or if his employment is terminated as a result of his Disability, as defined below, in addition to his accrued benefits, he will be entitled to receive a pro rata bonus payment for the year of termination based on the Company’s actual results for the entire year. In addition, following a termination of employment by reason of Mr. Johnson’s death or Disability, Mr. Johnson and/or his spouse will be eligible to receive retiree medical benefits until the age of 65.

Upon termination of Mr. Johnson’s employment by Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two times the sum of his then-current salary and “bonus level” (defined as two times his then-current salary), which in total as of December 31, 2013 was equal to $7,416,000, payable in a lump sum due within 60 days of termination. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to the Company’s Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Johnson may not trade in the Company’s Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Johnson will be paid an additional lump sum amount equal to $250,000. Mr. Johnson will also be eligible to receive outplacement services for up to six months paid for by the Company in an amount not to exceed $20,000. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Johnson must execute a general release of claims. In addition, if Mr. Johnson is terminated for any reason other than for Cause, Mr. Johnson and his spouse will be entitled to continued medical benefits under a Company-provided medical plan until they reach age 65.

Upon the occurrence of a Change of Control, as defined below, 50% of all unvested stock options, SARs and RSUs granted to Mr. Johnson (other than the 2011 SARs) shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Johnson’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs (other than the 2011 SARs) shall vest as of the effective date of the termination. If Mr. Johnson’s employment is terminated as a result of his death or Disability, all unvested stock options, SARs and RSUs (other than the 2011 SARs) will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs (other than the 2011 SARs) shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

The 2011 SARs are subject to full vesting acceleration upon the occurrence prior to December 31, 2014 of a Change of Control or a termination of Mr. Johnson’s employment by the Company without Cause, by Mr. Johnson for Good Reason or as a result of Mr. Johnson’s death or Disability, in each case, subject to the achievement by the Company prior to such event (or, with respect to a Change of Control, as a result of such event) of an alternate Volume Point performance target determined by the compensation committee.

The Johnson Employment Agreement includes provisions that were initially negotiated in connection with Mr. Johnson’s 2003 employment agreement (superceded by the Johnson Employment Agreement) while the Company was privately held. Accordingly, pursuant to both the Johnson Employment Agreement and that superceded 2003 agreement, in the event that Mr. Johnson becomes entitled to payments and/or benefits under the Johnson Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Johnson additional amounts so as to bear the full burden of that excise tax.

Desmond Walsh

Pursuant to our severance agreement with Desmond Walsh, or the Walsh Severance Agreement, if Mr. Walsh is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2013 was equal to $1,312,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Walsh with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Walsh is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Walsh is reemployed, or for a period of two years, whichever occurs first. If Mr. Walsh is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the

49	Executive compensation

amounts described above, Mr. Walsh must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. Walsh shall immediately vest. If Mr. Walsh’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Walsh’s employment with the Company.

Richard Goudis

Pursuant to the Goudis Employment Agreement, if Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2013 was equal to $1,312,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Goudis is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Goudis is reemployed, or for a period of two years, whichever occurs first. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims.

Upon the occurrence of a Change of Control, 100% of all unvested stock options, SARs and RSUs granted to Mr. Goudis shall immediately vest. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Goudis’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Goudis’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Goudis’s employment with the Company.

Brett R. Chapman

Pursuant to the Chapman Employment Agreement, if Mr. Chapman is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2013 was equal to $1,243,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Chapman is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Chapman is reemployed, or for a period of two years, whichever occurs first. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. Chapman shall immediately vest. Should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Chapman’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Chapman’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Chapman’s employment with the Company.

John G. DeSimone

Pursuant to our severance agreement with John DeSimone, or the DeSimone Severance Agreement, if Mr. DeSimone is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2013 was equal to $1,112,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. DeSimone with outplacement services for up to six months by a provider

Executive compensation	50

selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. DeSimone is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. DeSimone is reemployed, or for a period of two years, whichever occurs first. If Mr. DeSimone is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. DeSimone shall immediately vest. If Mr. DeSimone employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. DeSimone’s employment with the Company.

Definitions

For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clauses (ii), (iii) or (iv) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Mr. Johnson of the

Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	“Disability” shall mean Mr. Johnson’s inability to perform his duties for the Company on a full-time basis for 180 days (whether or not consecutive) in any twelve (12) month period.

•

Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of Herbalife America or the Company, Mr. Johnson’s involuntary removal from the Board, or failure of Mr. Johnson to be elected to the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; (iv) any other material breach of the Johnson Employment Agreement; or (v) the failure by any successor to the Company to assume in writing the Company’s obligations under the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

For the purposes of the Goudis and Chapman Employment Agreements and the Walsh and DeSimone Severance Agreements, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the

51	Executive compensation

Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•

The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

For the purposes of the summaries of the Johnson, Goudis and Chapman Employment Agreements and the

Walsh and DeSimone Severance Agreements, as well as the 2005 Plan:

•

a “Change of Control” means: (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2005 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2005 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

Executive compensation	52

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on December 31, 2013 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name	Termination without cause or with good reason not in connection with a change of control	Termination without cause or with good reason in connection with a change of control	Termination without cause or with good reason when Mr. Johnson is no longer CEO	Change in control (without termination)	Death or disability

Michael O. Johnson
Severance(1)	$7,416,000	$7,416,000	—	—	—
Bonus(2)	$3,708,000	$3,708,000	—	—	$3,708,000
Equity acceleration(3)	—	$38,613,884	—	$28,253,392	$38,613,884
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$170,719	$170,719	—	—	$170,719
Trading blackout payment(4)	$250,000	$250,000	—	—	—
Excise tax gross-up(5)	—	—	—	—	—
Life insurance	—	—	—	—	$11,000,000
Desmond Walsh Severance(1)	$1,312,000	$1,312,000	—	—	—
Bonus(2)	$688,800	$688,800	—	—	$688,800
Equity acceleration(3)	—	$13,908,990	—	$13,908,990	$13,908,990
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$9,722	$9,722	—	—	—
Life insurance	—	—	—	—	$1,000,000
Richard P. Goudis
Severance(1)	$1,312,000	$1,312,000	$1,312,000	—	—
Bonus(2)	$688,800	$688,800	$688,800	—	$688,800
Equity acceleration(3)	—	$13,047,392	$6,523,696	$13,047,392	$13,047,392
Outplacement service	$20,000	$20,000	$20,000	—	—
Medical coverage	$27,046	$27,046	$27,046	—	—
Life insurance	—	—	—	—	$1,000,000
Brett R. Chapman
Severance(1)	$1,243,000	$1,243,000	$1,243,000	—	—
Bonus(2)	$631,258	$631,258	$631,258	—	$631,258
Equity acceleration(3)	—	$5,682,260	$2,841,130	$5,682,260	$5,682,260
Outplacement service	$20,000	$20,000	$20,000	—	—
Medical coverage	$27,046	$27,046	$27,046	—	—
Life insurance	—	—	—	—	$1,000,000
John G. DeSimone
Severance(1)	$1,112,000	$1,112,000	—	—	—
Bonus(2)	$651,576	$651,576	—	—	$651,576
Equity acceleration(3)	—	$8,471,005	—	$8,471,005	$8,471,005
Outplacement service	$20,000	$20,000	—	—	—
Medical coverage	$27,046	$27,046	—	—	—
Life insurance	—	—	—	—	$1,000,000

(1)	Based on salary as of December 31, 2013.

(2)	Represents bonus amounts earned in 2013, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2013 Summary Compensation Table.” Per the terms of his employment agreement or his severance agreement, as the case may be, as described above, upon a termination of his employment by the Company without Cause or by him with Good Reason, or due to death or disability, each of Messrs. Johnson, Walsh, Goudis, Chapman and DeSimone is entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Messrs. Goudis and Chapman are also entitled to a pro rata bonus upon a termination due to retirement.

(3)	Accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2013 of $78.70, and, for SARs, the difference between $78.70 and the exercise or base price of the award.

(4)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(5)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for Mr. Johnson for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the Johnson Employment Agreement, Mr. Johnson will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income, payroll and excise taxes payable by him as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2008 through 2012. In addition, Mr. Johnson was assumed to be subject to the maximum federal and state income and other payroll taxes.

53	Executive compensation

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Herbalife Common Shares as of February 28, 2014, of (1) each director or director nominee, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of Herbalife’s outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership (1)
Non-management directors and nominees
Leroy T. Barnes, Jr.(2)	20,030	*
Richard P. Bermingham(3)	41,384	*
Carole Black(4)	11,046	*
Pedro Cardoso(5)	12,110	*
Dr. Richard Carmona	—	*
Jonathan Christodoro	—	*
Keith Cozza	—	*
Jeffrey T. Dunn(6)	18,271	*
Hunter C. Gary	—	*
Michael Levitt(7)	16,763	*
Jesse A. Lynn	—	*
Colombe M. Nicholas(8)	47,177	*
Maria Otero	—	*
John Tartol(9)	297,683	*
Named executive officers
Michael O. Johnson(10)	4,454,044	4.40%
Desmond Walsh(11)	434,273	*
Richard Goudis(12)	327,522	*
John G. DeSimone(13)	127,020	*
Brett R. Chapman(14)	111,845	*
All directors and executive officers as a group (25 persons)(15)	6,422,306	6.34%
Greater than 5% beneficial owners
William P. Stiritz(16)	7,484,804	7.39%
Capital World Investors(17)	6,945,000	6.85%
Susquehanna Capital Group(18)	6,854,215	6.76%
FMR LLC(19)	11,878,077	11.72%
Carl C. Icahn(20)	17,000,000	16.78%

*	Less than 1%

Security ownership of certain beneficial owners and management	54

(1)	Applicable percentage of ownership is based upon 101,320,167 Common Shares outstanding as of February 28, 2014, and the relevant number of Common Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of February 28, 2014. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Includes 34,843 SARs equivalent to 20,030 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(3)	Includes 37,503 SARs equivalent to 29,384 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(4)	Includes 12,955 SARs equivalent to 3,546 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(5)	Includes 26,019 SARs equivalent to 12,110 Common Shares which have vested or will vested become of exercisable within 60 days of February 28, 2014.

(6)	Includes 30,189 SARs equivalent to 14,971 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(7)	Includes 12,955 SARs equivalent to 3,546 Common Shares and 877 RSUs which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(8)	Includes 60,843 SARs equivalent to 43,367 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(9)	Represents (i) 450 Common Shares held in custodial accounts for the benefit of Mr. Tartol’s three children of which Mr. Tartol disclaims beneficial ownership of 150 Common Shares except to the extent of his pecuniary interest therein; (ii) 106,260 Common Shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; (iii) 178,361 Common Shares held by Tartol Enterprises, Inc., a corporation of which Mr. Tartol is an officer; and (iv) 26,019 SARs equivalent to 12,110 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(10)	Includes 1,250,000 options to purchase Common Shares which are exercisable and 3,101,828 SARs equivalent to 2,105,349 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(11)	Includes 470,490 SARs equivalent to 336,149 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(12)	Includes 263,314 SARs equivalent to 177,174 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(13)	Includes 166,360 SARs equivalent to 110,170 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2014.

(14)	Includes 125,601 SARs equivalent to 87,006 Common Shares which have vested or will vest and become exercisable, and 6,750 RSUs with restrictions that may lapse and be paid in Common Shares, within 60 days of February 28, 2014.

(15)	Includes 1,250,000 options to purchase Common Shares which are exercisable, 4,783,710 SARs equivalent to 3,243,660 Common Shares which have vested or will vest and become exercisable, and 73,722 RSUs with restrictions that may lapse and be paid in Common Shares, in each case within 60 days of February 28, 2014.

(16)	The information regarding the beneficial ownership of William P. Stiritz is based on the Schedule 13D/A filed with the SEC by William P. Stiritz on January 30, 2014. According to this Schedule 13D/A, William P. Stiritz has (i) sole power to vote 6,616,986 Common Shares, (ii) shared power to vote 867,818 Common Shares, (iii) sole power to dispose of 6,616,986 Common Shares and (iv) shared power to dispose of 867,818 Common Shares. The address for William P. Stiritz is 790 Briar Hill Road, Belleville, Illinois 62223.

(17)	The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G filed with the SEC by Capital World Investors on February 13, 2014. According to this Schedule 13G, Capital World Investors has (i) sole power to vote 6,945,000 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 6,945,000 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(18)

The information regarding the beneficial ownership of Susquehanna Capital Group is based on the Schedule 13G filed jointly with the SEC by Susquehanna Capital Group, Susquehanna Fundamental Investments, LLC, Susquehanna Investment Group, and Susquehanna Securities on February 13, 2014. According to this Schedule 13G, (i) Susquehanna Capital Group has sole power to vote and to dispose of 100,751 Common Shares; (ii) Susquehanna Fundamental Investments, LLC has sole power to vote and to dispose of 109,400 Common Shares; (iii) Susquehanna Investment Group has sole power to vote and to dispose of 382,292 Common Shares; and (iv) Susquehanna Securities has sole power to vote and to dispose of 6,261,772 Common Shares. Additionally, according to the Schedule 13G, each reporting person has the shared power to vote and the shared power to dispose of 6,854,215 Common Shares. The amount beneficially owned by Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities includes options to purchase 43,600, 379,400 and 5,779,400 Common Shares, respectively. The address for

55	Security ownership of certain beneficial owners and management each of Susquehanna Capital Group, Susquehanna Fundamental Investments, LLC., Susquehanna Investment Group, and Susquehanna Securities is 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004.

(19)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G/A filed jointly with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2014. According to this Schedule 13G/A, FMR LLC has (i) sole power to vote 128,471 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 11,878,077 Common Shares and (iv) shared power to dispose of 0 Common Shares; and Edward C. Johnson 3d has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 11,878,077 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for each of FRM LLC and Edward C. Johnson 3d is 245 Summer Street, Boston, MA 02210.

(20)	The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D/A filed jointly with the SEC by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on May 7, 2013. According to this Schedule 13D/A, High River has (i) sole power to vote 3,393,296 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 3,393,296 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Hopper has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 3,393,296 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 3,393,296 Common Shares; Barberry has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 3,393,296 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 3,393,296 Common Shares; Icahn Partners Master Fund has (i) sole power to vote 5,403,406 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 5,403,406 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Master II has (i) sole power to vote 2,118,195 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 2,118,195 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Master III has (i) sole power to vote 932,292 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 932,292 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,453,893 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 8,453,893 Common Shares; Icahn Partners has (i) sole power to vote 5,119,296 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 5,119,296 Common Shares, and (iv) shared power to dispose of 0 Common Shares; Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 5,119,296 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 5,119,296 Common Shares; Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 13,573,189 Common Shares; (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 13,573,189 Common Shares; IPH has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 13,573,189 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 13,573,189 Common Shares; Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 13,573,189 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 13,573,189 Common Shares; Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 13,573,189 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 13,573,189 Common Shares; and Beckton has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 13,573,189 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 13,573,189 Common Shares. Additionally, based on the Schedule 13D/A and a Form 4 filed on February 28, 2014, Carl C. Icahn has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 17,000,000 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 17,000,000 Common Shares. The address for (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Security ownership of certain beneficial owners and management	56

Part 6	Certain relationships and related transactions

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the audit committee charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

Registration rights agreement

Michael O. Johnson, our Chairman and Chief Executive Officer, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson, may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of directors and officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2013 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Memorandum and Articles of Association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

57	Certain relationships and related transactions

Part 7	Additional information

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2013.

“Householding” of proxy materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015, or by calling the Assistant Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the

10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such

Additional information	58

person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder proposals for the 2015 annual general meeting

Pursuant to the Memorandum and Articles of Association, for a shareholder to bring a matter before the 2015 annual general meeting, the business must be legally proper and written notice of shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2015 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 24, 2014. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Codes of business conduct and ethics and principles of corporate governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to

“Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual report, financial and additional information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website at www.Herbalife.com.

59	Additional information

Annual report, financial and additional information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2013 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 18, 2014. A copy of the Company’s Annual Report on Form 10-K will be made available with and, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with, this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Ltd.

c/o Herbalife International, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Additional information	60

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN

Chief Legal Officer and Corporate Secretary

Dated: March 24, 2014

61	Other matters

Appendix A

HERBALIFE LTD.

2014 STOCK INCENTIVE PLAN

HERBALIFE LTD.

2014 STOCK INCENTIVE PLAN

1. Purpose

The purpose of the Herbalife Ltd. 2014 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, directors and consultants of Herbalife Ltd. (the “Company”) and its shareholders by providing stock-based compensation and other performance-based compensation. The Plan is intended to strengthen the Company’s ability to drive performance which enhances long term shareholder value; to increase employee stock ownership; and to strengthen the Company’s ability to attract and retain an outstanding employees, directors and consultants.

The Plan supersedes the Company’s 2005 Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Restricted Stock, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c)	“Award” means an Option, Stock Appreciation Right, Stock Unit, Retention Share or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d)	“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.

(g)	“Change in Control” means the occurrence of any one of the following:

(1)	an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;

(2)	the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(3)	the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

63	Appendix A

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(i)	“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(j)	“Common Stock” means the common stock of the Company, par value $0.01 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(k)	“Company” means Herbalife Ltd., a Cayman Islands exempted limited liability company, and except as utilized in the definition of Change in Control, any successor corporation.

(l)	“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(m)	“Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(n)	“Eligible Person” means an employee, director or consultant of the Company or a Subsidiary, including an officer or director who is such an employee. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful. Non-employee directors shall be considered Eligible Persons under the Plan.

(o)	“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(p)	“Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(q)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s)	“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u)	“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(v)	“Plan” means the HERBALIFE LTD. 2014 Stock Incentive Plan as set forth herein and as amended from time to time.

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(w)	“Prior Plans” means the Company’s Amended and Restated 2005 Stock Incentive Plan and the Company’s 2004 Stock Incentive Plan, each as amended.

(x)	“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(y)	“Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa)	“Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb)	“Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(cc)	“Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(dd)	“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ee)	“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any Eligible Person is eligible to receive an Award. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 13, 2014 (the “Approval Date”), and it will become effective when it is approved by the Company’s shareholders (the “Effective Date”). All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the Approval Date; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Approval Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 5,000,000, plus any shares of Common Stock that remained available for issuance under the Prior Plans as of the Effective Date. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.13 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such awards the “Prior Plan Awards”) that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under a Prior Plan Award (including as a result of being withheld to pay withholding taxes in connection with any such awards (other than options or stock appreciation rights)) or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plan, and as 2.13 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plan. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

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(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) Shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right (or an option or stock appreciation right granted under a Prior Plan), or (iv) Shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 2.13 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plans. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

(c) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000 (the “Annual Share Limit”), which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $15,000,000 (the “Annual Cash Limit”).

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Compensation Committee of the Board (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Compensation Committee of the Board (or any

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successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(1)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(2)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(3)	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(4)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(5)	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(6)	to determine the extent to which adjustments are required pursuant to Section 15;

(7)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(8)	to approve corrections in the documentation or administration of any Award; and

(9)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and

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accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8. Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Option and, at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, shall not exchange such Option for a new Award with a lower (or no) exercise price or for cash.

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(c) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(d) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Stock Appreciation Right and, at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, shall not exchange such Stock Appreciation Right for a new Award with a lower (or no) exercise price or for cash.

(c) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Stock Unit Awards

(a) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Restricted Stock or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award that is based on performance criteria and level of achievement versus such criteria

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will be subject to a performance period of not less than twelve months, and any Restricted Stock or Stock Unit Award the vesting and/or settlement of which is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the twelfth month following its date of grant, except that (i) the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or attainment of retirement status or to the extent provided in Section 15(c) in connection with a Change in Control, (ii) the Committee may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding the forgoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Restricted Stock or Stock Unit awards subject to any, or no, vesting conditions, as the Committee determines appropriate, without regard to any vesting conditions described in this Section 10(a).

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Stock and/or subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Restricted Stock or Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Stock Units have been earned.

11. Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Bonus is granted.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

(c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12(c) of this Plan, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

12. Qualifying Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

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(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may provide, at the time an Award is granted or at any time during the first 90 days of the applicable performance period (or prior to the expiration of 25% of the performance period if the performance period less than one year, or at such later time if permitted pursuant to Section 162(m)), that any evaluation of performance under a Qualifying Performance Criteria shall include or exclude any of the following events that occurs during the applicable performance period: (A) the effects of charges for restructurings, discontinued operations, extraordinary items, (B) items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs and (H) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d) Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Stock Units, or in payment or satisfaction of an Incentive Bonus. If a Participant has elected to defer payment or settlement of an Award, then the Award will (provided that all vesting and other conditions have been satisfied) be paid in accordance with the Participant’s deferral consistent with the terms of the applicable deferred compensation plan maintained by the Company. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any

71	Appendix A

shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15. Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the Option or Stock Appreciation Right shall remain exercisable for a period of three (3) years following such termination, but in no event after the expiration of such Option or Stock Appreciation Right, (ii) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable (provided, that any Option or Stock Appreciation Right for which the exercise price is less than the consideration per Share payable to shareholders of the Company in such Change in Control may be cancelled upon the consummation of the Change in Control without payment of any additional consideration), (B) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change

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the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(e) Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee.

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any minimum statutory withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or shares of Common Stock.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

73	Appendix A

(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c)	reprice outstanding Options or SARs as described in 8(b) and 9(b);

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Section 5(c); or

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, stock units, stock appreciation rights or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24. Forfeiture Upon Termination of Employment

Except as otherwise provided by the Committee in the Award Agreement, Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason.

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25. Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

28. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29. Recoupment Policy

Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Award, including any shares of Common Stock subject to an Award, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

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IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 p. m. submitted , Eastern by Time, the Vote on Internet April by Internet 28, or telephone 2014. must be received by Go to www.envisionreports.com/HLF Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 1. ELECTION OF DIRECTORS For Withhold For Withhold For Withhold Nominees: 01 - Michael O. Johnson 02 - John Tartol 03 - Hunter C. Gary 04 - Jesse A. Lynn 05 - James L. Nelson For Against Abstain For Against Abstain 2. Vote to advise as to the Company’s executive compensation. 3. Vote to adopt the Herbalife Ltd. 2014 Stock Incentive Plan. 4. Vote to ratify the appointment of the Company’s independent registered public accountants for fiscal 2014. Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1 U P X 1 9 6 3 8 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01SDKE

Important notice regarding the Internet availability of proxy materials for the 2014 Annual General Meeting of Shareholders. The 2014 Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://www.edocumentview.com/HLF IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. [Graphic Appears Here] Annual General Meeting of Shareholders – April 29, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Michael O. Johnson and Brett R. Chapman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the Common Shares of Herbalife Ltd. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held April 29, 2014 at 10:30 a.m. Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. (Continued and to be marked, dated and signed, on the other side)